                                                                   Exhibit 99(c)

INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Stockholders of Duke Energy Corporation:

We have audited the accompanying consolidated balance sheets of Duke Energy Corporation and subsidiaries (Duke Energy) as of December 31, 2001 and 2000, and the related consolidated statements of income, common stockholders' equity and comprehensive income, and cash flows for each of the three years in the period ended December 31, 2001. Our audits also included the financial statement schedule listed in the Index at Item 14. These financial statements and financial statement schedule are the responsibility of Duke Energy's management. Our responsibility is to express an opinion on the financial statements and financial statement schedule based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Duke Energy as of December 31, 2001 and 2000, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2001, in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

As discussed in Note 1 to the consolidated financial statements, in 2002 Duke Energy adopted the June 2002 consensus of EITF Issue No. 02-03, "Accounting for Contracts Involved in Energy Trading and Risk Management Activities," that required all mark-to-market gains and losses on energy trading contracts to be shown net in the income statement whether or not settled physically.

/s/ Deloitte & Touche LLP
-------------------------
Charlotte, North Carolina
February 19, 2002
(March 14, 2002 as to the acquisition of Westcoast Energy, Inc. described in
Note 2 and as to the planned sale of DukeSolutions, Inc. described in Notes 3 and 20)
(January 27, 2003 as to the adoption on January 1, 2002 of Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets, discussed in Note 1, the reclassification of revenues to a net basis of reporting, discussed in Note 1 and the impact of restating the business segments to conform to the presentation adopted during the year ended December 31, 2002 discussed in Note 3)

Item 8. Financial Statements and Supplementary Data.

                            DUKE ENERGY CORPORATION
                        CONSOLIDATED STATEMENTS OF INCOME
                     (In millions, except per-share amounts)

                                                                                              Years Ended December 31,
                                                                                        -----------------------------------
                                                                                          2001          2000         1999
                                                                                        --------      --------    ---------
Operating Revenues
      Sales of natural gas and petroleum products (Notes 1 and 7)                        $ 6,193       $ 4,881      $ 2,018
      Generation, transmission and distribution of electricity (Notes 1 and 4)             7,195         7,489        5,336
      Transportation and storage of natural gas (Notes 1 and 4)                              994         1,045        1,139
      Trading and marketing net margin (Notes 1 and 7)                                     2,435         2,302          725
      Gain on sale of equity investment (Note 2)                                               -           407            -
      Other (Note 8)                                                                       1,749         1,181        1,161
                                                                                        --------      --------    ---------
            Total operating revenues                                                      18,566        17,305       10,379
                                                                                        --------      --------    ---------

Operating Expenses
      Natural gas and petroleum products purchased (Note 1)                                6,530         6,089        2,271
      Net interchange and purchased power (Notes 1, 4 and 5)                                 451           406          239
      Fuel used in electric generation (Notes 1 and 11)                                    1,583         1,943        1,008
      Other operation and maintenance (Notes 4 and 11)                                     4,135         3,469        3,703
      Depreciation and amortization (Notes 1 and 5)                                        1,336         1,167          968
      Property and other taxes                                                               431           418          371
                                                                                        --------      --------    ---------
            Total operating expenses                                                      14,466        13,492        8,560
                                                                                        --------      --------    ---------

Operating Income                                                                           4,100         3,813        1,819

Other Income and Expenses                                                                    156           201          224
Interest Expense (Notes 7 and 10)                                                            785           911          601
Minority Interest Expense (Notes 2, 12 and 13)                                               327           307          142
                                                                                        --------      --------    ---------

Earnings Before Income Taxes                                                               3,144         2,796        1,300
Income Taxes (Notes 1 and 6)                                                               1,150         1,020          453
                                                                                        --------      --------    ---------

Income Before Extraordinary Item and Cumulative Effect
      of Change in Accounting Principle                                                    1,994         1,776          847
Extraordinary Gain, net of tax (Note 1)                                                        -             -          660
Cumulative Effect of Change in Accounting Principle, net of tax (Note 1)                     (96)            -            -
                                                                                        --------      --------    ---------

Net Income                                                                                 1,898         1,776        1,507

Preferred and Preference Stock Dividends (Note 14)                                            14            19           20
                                                                                        --------      --------    ---------
Earnings Available For Common Stockholders                                               $ 1,884       $ 1,757      $ 1,487
                                                                                        ========      ========    =========

Common Stock Data (Note 1)
      Weighted-average shares outstanding                                                    767           736          729
      Earnings per share (before extraordinary item and cumulative effect of change in accounting principle)
            Basic                                                                        $  2.58       $  2.39      $  1.13
            Diluted                                                                      $  2.56       $  2.38      $  1.13
      Earnings per share
            Basic                                                                        $  2.45       $  2.39      $  2.04
            Diluted                                                                      $  2.44       $  2.38      $  2.03
      Dividends per share                                                                $  1.10       $  1.10      $  1.10

                 See Notes to Consolidated Financial Statements.

                             DUKE ENERGY CORPORATION
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                  (In millions)

                                                                                               Years Ended December 31,
                                                                                      -----------------------------------------
                                                                                        2001            2000             1999
                                                                                      --------       ---------        ---------
CASH FLOWS FROM OPERATING ACTIVITIES
      Net income                                                                       $ 1,898        $  1,776         $  1,507
      Adjustments to reconcile net income to net cash provided by operating activities
              Depreciation and amortization                                              1,450           1,348            1,151
              Cumulative effect of change in accounting principle                           96               -                -
              Extraordinary gain, net of tax                                                 -               -             (660)
              Gain on sale of equity investment                                              -            (407)               -
              Provision on NAWE's California receivables                                     -             110                -
              Impairment charges                                                            36               -                -
              Injuries and damages accrual                                                   -               -              800
              Deferred income taxes                                                        129             152             (210)
              Purchased capacity levelization                                              156             138              104
              Transition cost recoveries, net                                                -              82               95
              (Increase) decrease in
                  Net unrealized mark-to-market and hedging transactions                    91            (464)             (24)
                  Receivables                                                            3,166          (5,167)            (659)
                  Inventory                                                               (192)           (100)             (89)
                  Other current assets                                                     694            (796)            (138)
              Increase (decrease) in
                  Accounts payable                                                      (3,545)          4,867              477
                  Taxes accrued                                                            183            (439)             (57)
                  Interest accrued                                                          28              64               32
                  Other current liabilities                                                297           1,116               73
              Other, assets                                                                351             175              221
              Other, liabilities                                                          (243)           (230)              61
                                                                                      --------       ---------        ---------
                  Net cash provided by operating activities                              4,595           2,225            2,684
                                                                                      --------       ---------        ---------

CASH FLOWS FROM INVESTING ACTIVITIES
      Capital expenditures, net of cash acquired                                        (5,930)         (4,568)          (5,291)
      Investment expenditures                                                           (1,093)           (966)            (596)
      Proceeds from sale of subsidiaries and equity investment                               -             400            1,900
      Notes receivable                                                                     201            (158)              83
      Other                                                                                541             362              153
                                                                                      --------       ---------        ---------
                  Net cash used in investing activities                                 (6,281)         (4,930)          (3,751)
                                                                                      --------       ---------        ---------

CASH FLOWS FROM FINANCING ACTIVITIES
      Proceeds from the issuance of
          Long-term debt                                                                 2,673           3,206            3,221
          Guaranteed preferred beneficial interests in subordinated notes of
                 Duke Energy Corporation or subsidiaries                                     -               -              484
          Common stock and stock options                                                 1,432             230              162
      Payments for the redemption of
          Long-term debt                                                                (1,298)         (1,191)          (1,505)
          Preferred and preference stock                                                   (33)            (33)             (20)
      Net change in notes payable and commercial paper                                    (246)          1,484               58
      Distributions to minority interests                                                 (329)         (1,216)               -
      Contributions from minority interests                                                  -           1,116                -
      Dividends paid                                                                      (871)           (828)            (822)
      Other                                                                                 26             (54)              22
                                                                                      --------       ---------        ---------
                  Net cash provided by financing activities                              1,354           2,714            1,600
                                                                                      --------       ---------        ---------

      Net (decrease) increase in cash and cash equivalents                                (332)              9              533
      Cash and cash equivalents at beginning of period                                     622             613               80
                                                                                      --------       ---------        ---------
      Cash and cash equivalents at end of period                                       $   290        $    622         $    613
                                                                                      ========       =========        =========

Supplemental Disclosures
      Cash paid for interest, net of amount capitalized                                $   733        $    817         $    541
      Cash paid for income taxes                                                       $   770        $  1,177         $    732

                 See Notes to Consolidated Financial Statements.

                             DUKE ENERGY CORPORATION
                           CONSOLIDATED BALANCE SHEETS
                                  (In millions)

                                                                                                   December 31,
                                                                                        -----------------------------------
                                                                                             2001               2000
                                                                                        ----------------   ----------------
ASSETS

Current Assets (Note 1)
      Cash and cash equivalents (Note 7)                                                $           290    $           622
      Receivables (Notes 1 and 7)                                                                 5,301              8,648
      Inventory (Note 1)                                                                          1,017                739
      Current portion of purchased capacity costs (Note 5)                                          160                149
      Unrealized gains on mark-to-market and hedging transactions (Notes 1 and 7)                 2,326             11,038
      Other                                                                                         451              1,317
                                                                                        ----------------   ----------------
          Total current assets                                                                    9,545             22,513
                                                                                        ----------------   ----------------

Investments and Other Assets
      Investments in affiliates (Note 8)                                                          1,480              1,387
      Nuclear decommissioning trust funds (Note 11)                                                 716                717
      Pre-funded pension costs (Note 18)                                                            313                304
      Goodwill, net of accumulated amortization (Notes 1 and 2)                                   1,730              1,566
      Notes receivable                                                                              576                462
      Unrealized gains on mark-to-market and hedging transactions (Notes 1 and 7)                 3,117              4,218
      Other                                                                                       1,299              1,143
                                                                                        ----------------   ----------------
          Total investments and other assets                                                      9,231              9,797
                                                                                        ----------------   ----------------

Property, Plant and Equipment (Notes 1, 5, 9, 10 and 11)
      Cost                                                                                       39,464             34,598
      Less accumulated depreciation and amortization                                             11,049             10,146
                                                                                        ----------------   ----------------
          Net property, plant and equipment                                                      28,415             24,452
                                                                                        ----------------   ----------------

Regulatory Assets and Deferred Debits (Notes 1 and 4)
      Purchased capacity costs (Note 5)                                                             189                356
      Deferred debt expense                                                                         203                208
      Regulatory asset related to income taxes                                                      510                506
      Other (Notes 4 and 15)                                                                        282                400
                                                                                        ----------------   ----------------
          Total regulatory assets and deferred debits                                             1,184              1,470
                                                                                        ----------------   ----------------


      Total Assets                                                                      $        48,375    $        58,232
                                                                                        ================   ================

                 See Notes to Consolidated Financial Statements.

                             DUKE ENERGY CORPORATION
                           CONSOLIDATED BALANCE SHEETS
                                  (In millions)

                                                                                                   December 31,
                                                                                        -----------------------------------
                                                                                             2001               2000
                                                                                        ----------------   ----------------
LIABILITIES AND COMMON STOCKHOLDERS' EQUITY

Current Liabilities
      Accounts payable                                                                  $         4,231    $         7,733
      Notes payable and commercial paper (Notes 7 and 10)                                         1,603              1,826
      Taxes accrued (Note 1)                                                                        443                261
      Interest accrued                                                                              239                208
      Current maturities of long-term debt and preferred stock (Notes 10 and 14)                    274                470
      Unrealized losses on mark-to-market and hedging transactions (Notes 1 and 7)                1,519             11,070
      Other (Notes 1 and 15)                                                                      2,118              1,769
                                                                                        ----------------   ----------------
          Total current liabilities                                                              10,427             23,337
                                                                                        ----------------   ----------------

Long-term Debt (Notes 7 and 10)                                                                  12,321             10,717
                                                                                        ----------------   ----------------

Deferred Credits and Other Liabilities (Note 1)
      Deferred income taxes (Note 6)                                                              4,307              3,851
      Investment tax credit (Note 6)                                                                189                211
      Nuclear decommissioning costs externally funded (Note 11)                                     716                717
      Environmental cleanup liabilities (Note 15)                                                    85                100
      Unrealized losses on mark-to-market and hedging transactions (Notes 1 and 7)                2,212              3,581
      Other (Notes 4 and 15)                                                                      1,542              1,574
                                                                                        ----------------   ----------------
          Total deferred credits and other liabilities                                            9,051             10,034
                                                                                        ----------------   ----------------

Commitments and Contingencies (Notes 5, 11, 15 and 21)

Guaranteed Preferred Beneficial Interests in Subordinated
      Notes of Duke Energy Corporation or Subsidiaries (Notes 7 and 12)                           1,407              1,406
                                                                                        ----------------   ----------------

Minority Interest in Financing Subsidiary (Notes 13 and 21)                                       1,025              1,025
                                                                                        ----------------   ----------------

Minority Interests (Note 2)                                                                       1,221              1,410
                                                                                        ----------------   ----------------

Preferred and Preference Stock  (Notes 7 and 14)
      Preferred and preference stock with sinking fund requirements                                  25                 38
      Preferred and preference stock without sinking fund requirements                              209                209
                                                                                        ----------------   ----------------
          Total preferred and preference stock                                                      234                247
                                                                                        ----------------   ----------------

Common Stockholders' Equity (Notes 1, 16 and 17)
      Common stock, no par, 2 billion shares authorized; 777 million and 739 million
          shares outstanding at December 31, 2001 and 2000, respectively                          6,217              4,797
      Retained earnings                                                                           6,292              5,379
      Accumulated other comprehensive income (loss)                                                 180               (120)
                                                                                        ----------------   ----------------
          Total common stockholders' equity                                                      12,689             10,056
                                                                                        ----------------   ----------------

      Total Liabilities and Common Stockholders' Equity                                 $        48,375    $        58,232
                                                                                        ================   ================

                 See Notes to Consolidated Financial Statements.

                             DUKE ENERGY CORPORATION
 CONSOLIDATED STATEMENTS OF COMMON STOCKHOLDERS' EQUITY AND COMPREHENSIVE INCOME
                                  (In millions)

                                                                                            Accumulated
                                                                                                Other                       Total
                                                                        Common   Retained  Comprehensive               Comprehensive
                                                                        Stock    Earnings  Income (Loss)    Total          Income
------------------------------------------------------------------------------------------------------------------------------------
Balance December 31, 1998                                               $ 4,449  $  3,701    $      -      $  8,150
---------------------------------------------------------------------------------------------------------------------

  Net income                                                                  -     1,507           -         1,507    $     1,507
  Other comprehensive income
       Foreign currency translation adjustments (Note 1)                      -         -          (2)           (2)            (2)
                                                                                                                       -------------
       Total comprehensive income                                                                                      $     1,505
                                                                                                                       =============
  Dividend reinvestment and employee benefits (Note 17)                     154         -           -           154
  Common stock dividends                                                      -      (802)          -          (802)
  Preferred and preference stock dividends (Note 14)                          -       (20)          -           (20)
  Other capital stock transactions, net                                       -        11           -            11

---------------------------------------------------------------------------------------------------------------------
Balance December 31, 1999                                               $ 4,603  $  4,397    $     (2)     $  8,998
=====================================================================================================================

  Net income                                                                  -     1,776           -         1,776    $     1,776
  Other comprehensive income
       Foreign currency translation adjustments (Note 1)                      -         -        (118)         (118)          (118)
                                                                                                                       -------------
       Total comprehensive income                                                                                      $     1,658
                                                                                                                       =============
  Dividend reinvestment and employee benefits (Note 17)                     194         -           -           194
  Common stock dividends                                                      -      (809)          -          (809)
  Preferred and preference stock dividends (Note 14)                          -       (19)          -           (19)
  Other capital stock transactions, net                                       -        34           -            34

---------------------------------------------------------------------------------------------------------------------
Balance December 31, 2000                                               $ 4,797  $  5,379    $   (120)     $ 10,056)
=====================================================================================================================

  Net income                                                                  -     1,898           -         1,898    $     1,898
  Other Comprehensive Income /a/
       Cumulative effect of change in accounting principle (Note 1)           -         -        (921)         (921)          (921)
       Foreign currency translation adjustments (Note 1)                      -         -        (187)         (187)          (187)
       Net unrealized gains on cash flow hedges (Notes 1 and 7)               -         -       1,324         1,324          1,324
       Reclassification into earnings (Notes 1 and 7)                         -         -          84            84             84
                                                                                                                       -------------
       Total comprehensive income                                                                                      $     2,198
                                                                                                                       =============
  Dividend reinvestment and employee benefits (Note 17)                     329         -           -           329
  Equity offering (Note 16)                                               1,091         -           -         1,091
  Common stock dividends, including equity units contract
    adjustment (Note 16)                                                      -      (973)          -          (973)
  Preferred and preference stock dividends (Note 14)                          -       (14)          -           (14)
  Other capital stock transactions, net                                       -         2           -             2

---------------------------------------------------------------------------------------------------------------------
Balance December 31, 2001                                               $ 6,217  $  6,292    $    180      $ 12,689
=====================================================================================================================

/a/ Other Comprehensive Income amounts are net of tax, except for foreign currency translation.

                 See Notes to Consolidated Financial Statements.

                   Notes to Consolidated Financial Statements
              for the Years Ended December 31, 2001, 2000 and 1999

1. Summary of Significant Accounting Policies

Consolidation. The Consolidated Financial Statements include the accounts of Duke Energy Corporation and all majority-owned subsidiaries, after eliminating significant intercompany transactions and balances. Investments in businesses not controlled by Duke Energy Corporation, but over which it has significant influence, are accounted for using the equity method.

Conformity with generally accepted accounting principles (GAAP) requires management to make estimates and assumptions that affect the amounts reported in the financial statements and notes. Although these estimates are based on management's best available knowledge of current and expected future events, actual results could be different from those estimates.

In these Notes, "Duke Energy" refers to Duke Energy Corporation and its subsidiaries.

Cash and Cash Equivalents. All liquid investments with maturities of three months or less at the date of purchase are considered cash equivalents.

Inventory. Inventory, excluding inventory held for trading, consists primarily of materials and supplies, natural gas and natural gas liquid (NGL) products held in storage for transmission, processing and sales commitments, and coal held for electric generation. This inventory is recorded at the lower of cost or market value, primarily using the average cost method. Inventory held for trading is marked to market.

Accounting for Hedges and Trading Activities. All derivatives not qualifying for the normal purchases and sales exemption under Statement of Financial Accounting Standards (SFAS) No. 133, "Accounting for Derivative Instruments and Hedging Activities," are recorded on the Consolidated Balance Sheets at their fair value as Unrealized Gains or Unrealized Losses on Mark-to-Market and Hedging Transactions. On the date that swaps, futures, forwards or option contracts are entered into, Duke Energy designates the derivative as either held for trading (trading instrument); as a hedge of a forecasted transaction or future cash flows (cash flow hedge); as a hedge of a recognized asset, liability or firm commitment (fair value hedge); as a normal purchase or sale contract; or leaves the derivative undesignated and marks it to market.

For hedge contracts, Duke Energy formally assesses, both at the hedge contract's inception and on an ongoing basis, whether the hedge contract is highly effective in offsetting changes in fair values or cash flows of hedged items. The time value of options of $1 million was excluded in the assessment and measurement of hedge effectiveness for the year ended December 31, 2001.

When available, quoted market prices or prices obtained through external sources are used to verify a contract's fair value. For contracts with a delivery location or duration for which quoted market prices are not available, fair value is determined based on pricing models developed primarily from historical and expected correlations with quoted market prices.

Values are adjusted to reflect the potential impact of liquidating the positions held in an orderly manner over a reasonable time period under current conditions. Changes in market price and management estimates directly affect the estimated fair value of these contracts. Accordingly, it is reasonably possible that such estimates may change in the near term.

Trading. Prior to settlement of any energy contract held for trading purposes, a favorable or unfavorable price movement is reported as Trading and Marketing Net Margin in the Consolidated Statements of Income. An offsetting amount is recorded on the Consolidated Balance Sheets as Unrealized Gains or Unrealized Losses on Mark-to-Market and Hedging Transactions. When a contract to sell or buy is physically settled, the fair value entries are reversed and the gross amounts invoiced to the customer or due to the counterparty are included as Trading and Marketing Net Margin in the Consolidated Statements of Income. For financial settlement, the effect on the Consolidated Statements of Income is the same as physical transactions. For all contracts, the unrealized gain or loss on the Consolidated Balance Sheets is reversed and classified as a receivable or payable account until collected. See the "New Accounting Standards" section below for a discussion of the implications of the Financial Accounting Standards Board's (FASB) Emerging Issues Task Force (EITF) Issue 02-03, "Issues Involved in Accounting for Derivative Contracts Held for Trading Purposes and Contracts Involved in Energy Trading and Risk Management Activities," on the accounting for trading activities prospectively.

Cash Flow Hedges. Changes in the fair value of a derivative designated and qualified as a cash flow hedge are included in the Consolidated Statements of Common Stockholders' Equity and Comprehensive Income as Other Comprehensive Income (OCI) until earnings are affected by the hedged item. Settlement amounts and ineffective portions of cash flow hedges are removed from OCI and recorded in the Consolidated Statements of Income in the same accounts as the item being hedged. Duke Energy discontinues hedge accounting prospectively when it is determined that the derivative no longer qualifies as an effective hedge, or when it is no longer probable that the hedged transaction will occur. When hedge accounting is discontinued because the derivative no longer qualifies as an effective hedge, the derivative continues to be carried on the Consolidated Balance Sheets at its fair value, with subsequent changes in its fair value recognized in current-period earnings. Gains and losses related to discontinued hedges that were previously accumulated in OCI will remain in OCI until earnings are affected by the hedged item, unless it is no longer probable that the hedged transaction will occur. Gains and losses that were accumulated in OCI will be immediately recognized in current-period earnings.

Fair Value Hedges. Duke Energy enters into interest rate swaps to convert some of its fixed-rate long-term debt to floating-rate long-term debt and designates such interest rate swaps as fair value hedges. Duke Energy also enters into electricity derivative instruments such as swaps, futures and forwards to manage the fair value risk associated with some of its unrecognized firm commitments to sell generated power due to changes in the market price of power. Upon designation of such derivatives as fair value hedges, prospective changes in the fair value of the derivative and the hedged item are recognized in current earnings in a manner consistent with the earnings effect of the hedged risk. All components of each derivative gain or loss are included in the assessment of hedge effectiveness, unless otherwise noted.

Goodwill. Goodwill is the cost of an acquisition less the fair value of the net assets of the acquired business. Prior to January 1, 2002, Duke Energy amortized goodwill on a straight-line basis over the useful lives of the acquired assets, ranging from 10 to 40 years. The amount of goodwill reported on the Consolidated Balance Sheets as of December 31, 2001 was $1,730 million, net of accumulated amortization of $388 million. The amount of goodwill as of December 31, 2000 was $1,566 million, net of accumulated amortization of $291 million. Duke Energy has implemented SFAS No. 142, "Goodwill and Other Intangible Assets" as of January 1, 2002. For information on the impact of SFAS No. 142 on goodwill and goodwill amortization, see the New Accounting Standards section of this footnote. (See
Note 2 for information on significant goodwill additions.)

Property, Plant and Equipment. Property, plant and equipment are stated at historical cost less accumulated depreciation. Duke Energy capitalizes all construction-related direct labor and material costs, as well as indirect construction costs. Indirect costs include general engineering, taxes and the cost of funds used during construction. The cost of renewals and betterments that extend the useful life of property, plant and equipment is also capitalized. The cost of repairs, replacements and major maintenance projects is expensed as it is incurred. Depreciation is generally computed using the straight-line method. The composite weighted-average depreciation rates, excluding nuclear fuel, were 4.01% for 2001, 3.97% for 2000 and 3.73% for 1999.

When Duke Energy retires its regulated property, plant and equipment, it charges the original cost plus the cost of retirement, less salvage, to accumulated depreciation and amortization. When it sells entire regulated operating units, or retires or sells non-regulated properties, the property and related accumulated depreciation and amortization accounts are reduced. Any gain or loss is recorded as income, unless otherwise required by the Federal Energy Regulatory Commission
(FERC).

Impairment of Long-Lived Assets. Duke Energy reviews the recoverability of long-lived and intangible assets when circumstances indicate that the carrying amount of the asset may not be recoverable. This evaluation is based on various analyses, including undiscounted cash flow projections.

Unamortized Debt Premium, Discount and Expense. Premiums, discounts and expenses incurred with the issuance of outstanding long-term debt are amortized over the terms of the debt issues. Any call premiums or unamortized expenses associated with refinancing higher-cost debt obligations used to finance regulated assets and operations are amortized consistent with regulatory treatment of those items, where appropriate.

Environmental Expenditures. Duke Energy expenses environmental expenditures that relate to conditions caused by past operations that do not generate current or future revenues. Environmental expenditures related to operations that generate current or future revenues are expensed or capitalized, as appropriate. Liabilities are recorded when environmental assessments and/or cleanups are probable and the costs can be reasonably estimated.

Cost-Based Regulation. Duke Energy's regulated operations are subject to SFAS No. 71, "Accounting for the Effects of Certain Types of Regulation." The economic effects of regulation can result in a regulated company recording costs that have been or are expected to be allowed in the rate-setting process in a period different from the period in which the costs would be charged to expense by an unregulated enterprise. Accordingly, Duke Energy records assets and liabilities that result from the regulated ratemaking process that would not be recorded under GAAP for non-regulated entities. These regulatory assets and liabilities are classified in the Consolidated Balance Sheets as Regulatory Assets and Deferred Debits, and Deferred Credits and Other Liabilities. (See
Note 4.) Duke Energy periodically evaluates the applicability of SFAS No. 71, and considers factors such as regulatory changes and the impact of competition. If cost-based regulation ends or competition increases, companies may have to reduce their asset balances to reflect a market basis less than cost, and write off their associated regulatory assets.

Stock-Based Compensation. Duke Energy accounts for stock-based compensation under Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," by which compensation cost is the quoted market price of Duke Energy stock on the date of the grant minus the amount an employee must pay to acquire the stock. Restricted stock grants and company performance awards are recorded over the required vesting period as compensation cost, based on the market value on the date of the grant. (See Note 17 for pro forma disclosures using the fair value accounting method.) All outstanding common stock amounts and compensation awards have been adjusted to reflect the two-for-one common stock split effective January 26, 2001. (See Note 16 for more information on the stock split.)

Revenues. Revenues on sales of electricity and on natural gas transportation and storage are recognized when the service is provided. Revenues on sales of natural gas and petroleum products, as well as electricity, natural gas and other energy products marketed, are recognized in the delivery period. The allowance for doubtful accounts was $265 million as of December 31, 2001 and $200 million as of December 31, 2000. Receivables on the Consolidated Balance Sheets included $177 million as of December 31, 2001 and $244 million as of December 31, 2000 for electric service provided but not yet billed. The amount for 2001 includes a $36 million reduction in unbilled revenue receivables, resulting from a refinement in the estimates used to calculate unbilled kilowatt-hour sales. Pending final approval of rate cases, a portion of revenues is subject to possible refund, and reserves are established where required.

Long-term contracts, primarily in the Other Energy Services segment, are accounted for using the percentage-of-completion method. Under the percentage-of-completion method, sales and gross profit are recognized as the work is performed based on the relationship between costs incurred and total estimated costs at completion. Sales and gross profit are adjusted prospectively for revisions in estimated total contract costs and contract values. When the current estimates of total contract revenue and contract cost indicate a loss, a provision for the entire loss on the contract is recorded in that period. The provision for the loss arises because estimated cost for the contract exceeds estimated revenue.

See "Accounting for Hedges and Trading Activities - Trading" for discussion of accounting policies for the recognition of revenues related to trading activities.

Nuclear Fuel. Amortization of nuclear fuel is included in the Consolidated Statements of Income as Fuel Used in Electric Generation. The amortization is recorded using the units-of-production method.

Deferred Returns and Allowance for Funds Used During Construction (AFUDC). Deferred returns, recorded in accordance with SFAS No. 71, represent the estimated financing costs associated with funding regulatory assets that primarily arise from the funding of purchased capacity costs above levels collected in rates. Deferred returns are non-cash items and are primarily recognized as an addition to Purchased Capacity Costs, with an offsetting credit to Other Income and Expenses. The amount of deferred returns included in Other Income and Expenses was $43 million in 2001, $50 million in 2000 and $67 million in 1999.

AFUDC represents the estimated debt and equity costs of capital funds necessary to finance the construction of new regulated facilities. AFUDC is a non-cash item and is recognized as a Property, Plant and Equipment cost, with offsetting credits to Other Income and Expenses and to Interest Expense. After construction is completed, Duke Energy is permitted to recover these costs, including a fair return, by including them in the rate base and in the depreciation provision. The total amount of AFUDC included in Other Income and Expenses and Interest Expense was $39 million in 2001, $20 million in 2000 and $23 million in 1999.

Rates used for capitalization of deferred returns and AFUDC by Duke Energy's regulated operations are calculated in compliance with GAAP rules.

Foreign Currency Translation. Duke Energy translates assets and liabilities for its international operations, where the local currency is the functional currency, at year-end exchange rates. Revenues and expenses are translated using average exchange rates during the year. Foreign Currency Translation Adjustments are included in the Consolidated Statements of Common Stockholders' Equity and Comprehensive Income. In the financial statements for international operations, where the U.S. dollar is the functional currency, transactions denominated in the local currency have been remeasured in U.S. dollars. Remeasurement resulting from foreign currency gains and losses is included in consolidated net income.

Income Taxes. Duke Energy and its subsidiaries file a consolidated federal income tax return. Deferred income taxes have been provided for temporary differences. These occur when there are differences between the GAAP and tax carrying amounts of assets and liabilities. These differences create taxable or tax-deductible amounts for future periods. Investment tax credits have been deferred and are being amortized over the estimated useful lives of the related properties.

Excise and Other Pass-Through Taxes. Duke Energy generally presents revenues net of pass-through taxes on the Consolidated Statements of Income.

Earnings Per Common Share. Basic earnings per share is based on a simple weighted average of common shares outstanding. Diluted earnings per share reflects the potential dilution that could occur if securities or other agreements to issue common stock, such as stock options and equity units, were exercised or converted into common stock. The numerator for the calculation of both basic and diluted earnings per share is earnings available for common stockholders. The following table shows the denominator for basic and diluted earnings per share.

  -------------------------------------------------------------------------------------
  Denominator for Earnings per Share (in millions)
  -------------------------------------------------------------------------------------
                                                     2001        2000         1999
                                                  -------------------------------------
  Denominator for basic earnings per share
      (weighted-average shares outstanding)           767.5       735.7        729.3
  Assumed exercise of diluted stock equivalents         5.4         3.7          1.6
                                                  -------------------------------------
  Denominator for diluted earnings per share          772.9       739.4        730.9
  -------------------------------------------------------------------------------------

Prior years' common stock amounts have been adjusted to reflect the two-for-one common stock split effective January 26, 2001. (See Note 16.)

Options to purchase approximately 6.0 million shares of common stock as of December 31, 2001, 3.3 million shares as of December 31, 2000 and 4.7 million shares as of December 31, 1999 were not included in the computation of diluted earnings per share because the option exercise prices were greater than the average market price of the common shares during the periods.

Cumulative Effect of Change in Accounting Principle. Duke Energy adopted SFAS No. 133 as amended and interpreted on January 1, 2001. In accordance with the transition provisions of SFAS No. 133, Duke Energy recorded a net-of-tax cumulative effect adjustment of $96 million, or $0.13 per basic share, as a reduction in earnings. The net-of-tax cumulative effect adjustment reducing OCI and Common Stockholders' Equity was $921 million. For the 12 months ended December 31, 2001, Duke Energy reclassified as earnings $222 million of losses from OCI for derivatives included in the transition adjustment related to hedge transactions that settled. The amount reclassified out of OCI will be different from the amount included in the transition adjustment due to market price changes since January 1, 2001.

The Financial Accounting Standards Board's (FASB) Derivative Implementation Group (DIG), while no longer an active group, was active during 2001. In December 2001, the DIG issued a final revision to Issue C15, "Scope Exceptions:
Normal Purchases and Normal Sales Exception for Option-Type Contracts and Forwards Contracts in Electricity." Under the guidance of Issue C15, if certain electricity contracts meet the criteria, they could qualify as a normal purchase or sale under SFAS No. 133. This new guidance will be effective April 1, 2002. The original wording of Issue C15, which was effective beginning July 1, 2001, will apply through the first quarter of 2002. For contracts previously designated as hedges, Duke Energy treated the change as a de-designation under SFAS No. 133, and the fair value for each qualifying contract on July 1, 2001 became the contract's net carrying amount. Duke Energy is continuing to determine the impact of the revision on its future consolidated results of operations, cash flows and financial position.

Extraordinary Items. In 1999, Duke Energy realized an extraordinary after-tax gain of $660 million, or $0.91 per share, from the sale of Panhandle Eastern Pipe Line Company (PEPL), Trunkline Gas Company (Trunkline) and additional storage related to those systems, along with Trunkline LNG Company, to CMS Energy Corporation (CMS).

New Accounting Standards. In June 2001, the FASB issued SFAS No. 141, "Business Combinations," and SFAS No. 142.

SFAS No. 141 requires that all business combinations initiated (as defined by the standard) after June 30, 2001 be accounted for using the purchase method. Companies may no longer use the pooling method of accounting for future combinations.

Duke Energy adopted SFAS No. 142, "Goodwill and Other Intangible Assets," as of January 1, 2002. SFAS No. 142 requires that goodwill no longer be amortized over an estimated useful life, as previously required. Instead, goodwill amounts are subject to a fair-value-based annual impairment assessment. Duke Energy did not recognize any material impairment due to the implementation of SFAS No. 142. The standard also requires certain identifiable intangible assets to be recognized separately and amortized as appropriate upon reassessment. No adjustments to intangibles were identified by Duke Energy at transition.

The following table shows what net income and earnings per share would have been if amortization (including any related tax effects) related to goodwill that is no longer being amortized had been excluded from prior periods.

----------------------------------------------------------------------------------------------------
Goodwill - Adoption of SFAS No. 142 (in millions, except per share amounts)
----------------------------------------------------------------------------------------------------
                                                           For the years ended December 31,
                                                        --------------------------------------------
                                                              2001           2000           1999
                                                        --------------------------------------------
Earnings Available for Common Stockholders
  Earnings Available for Common Stockholders
     Before Extraordinary Item and Cumulative
     Effect of Change in Accounting Principle               $  1,980       $  1,757       $    827
  Extraordinary Gain, net of tax                                   -              -            660
   Cumulative Effect of Change in Accounting
     Principle, net of tax                                       (96)             -              -
                                                        --------------------------------------------
  Reported Earnings available for Common Stockholders          1,884          1,757          1,487
  Add back: Goodwill amortization, net of tax                     75             56             39
                                                        --------------------------------------------
  Adjusted Earnings Available for Common Stockholders       $  1,959       $  1,813       $  1,526
                                                        --------------------------------------------

Basic earnings per share (before extraordinary
  item and cumulative effect of change in
  accounting principle)
  Reported earnings per share                               $   2.58       $   2.39       $   1.13
  Goodwill Amortization                                         0.10           0.07           0.05
                                                        --------------------------------------------
  Adjusted earnings per share                               $   2.68       $   2.46       $   1.18

Diluted earnings per share (before extraordinary
  item and cumulative effect of change in
  accounting principle)
  Reported earnings per share                               $   2.56       $   2.38       $   1.13
  Goodwill Amortization                                         0.10           0.07           0.05
                                                        --------------------------------------------
  Adjusted earnings per share                               $   2.66       $   2.45       $   1.18

Basic earnings per share
  Reported earnings per share                               $   2.45       $   2.39       $   2.04
  Goodwill amortization                                         0.10           0.07           0.05
                                                        --------------------------------------------
  Adjusted earnings per share                               $   2.55       $   2.46       $   2.09

Diluted earnings per share
  Reported earnings per share                               $   2.44       $   2.38       $   2.03
  Goodwill amortization                                         0.10           0.07           0.05
                                                        --------------------------------------------
  Adjusted earnings per share                               $   2.54       $   2.45       $   2.08
----------------------------------------------------------------------------------------------------

In July 2001, the FASB issued SFAS No. 143, "Accounting for Asset Retirement Obligations." SFAS No. 143 provides the accounting requirements for retirement obligations associated with tangible long-lived assets. It is effective for fiscal years beginning after June 15, 2002, and early adoption is permitted. Duke Energy is currently assessing the new standard and has not yet determined the impact on its consolidated results of operations or financial position.

In August 2001, the FASB issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets." The new rules supersede SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of." The new rules retain many of the fundamental recognition and measurement provisions, but significantly change the criteria for classifying an asset as held-for-sale. SFAS No. 144 is effective for fiscal years beginning after December 15, 2001. Duke Energy has evaluated the new standard, and management believes that it will have no material adverse effect on Duke Energy's consolidated results of operations or financial position.

In June 2002, the FASB's EITF reached a partial consensus on Issue No. 02-03, "Issues Involved in Accounting for Derivative Contracts Held for Trading Purposes and Contracts Involved in Energy Trading and Risk Management Activities." The EITF concluded that, effective for periods ending after July 15, 2002, mark-to-market gains and losses on energy trading contracts (including those to be physically settled) must be shown on a net basis in the Consolidated Statements of Income. Duke Energy had previously chosen to report certain of its energy trading contracts on a gross basis, as sales in operating revenues and the associated costs recorded in operating expenses, in accordance with prevailing industry practice. The amounts in the comparative Consolidated Statements of Income have been reclassified to conform to the 2002 presentation. The following table shows the impact of changing from gross to net presentation for energy trading activities on Duke Energy's revenues (offsetting adjustments were made to operating expenses resulting in no impact on net income or cash flow from operations). In the derivation of net revenues, Duke Energy has continued to enhance its methodologies around the application of this complex accounting literature since the third quarter of 2002, when these trading revenues were first reported on a net basis.

--------------------------------------------------------------------------------------------------
Revenues - Implementation of Gross vs. Net Presentation in EITF Issue No. 02-03 (in millions)
--------------------------------------------------------------------------------------------------
                                                        For the years ended December
                                               ---------------------------------------------------
                                                   2001             2000             1999
                                               -----------------------------------------------
Total revenues before adjustment                 $ 59,503         $ 49,318         $ 21,766
Adjustment                                        (40,974)         (32,030)         (11,387)
                                               -----------------------------------------------
Revenues as reported                             $ 18,529         $ 17,288         $ 10,379
----------------------------------------------------------------------------------------------

Reclassifications. Certain amounts reported in prior periods have been reclassified in the Consolidated Financial Statements to conform to current classifications.

2. Business Acquisitions and Dispositions

Business Acquisitions. Using the purchase method for acquisitions, Duke Energy consolidates assets and liabilities as of the purchase date, and includes earnings from acquisitions in consolidated earnings after the purchase date. Assets acquired and liabilities assumed are recorded at estimated fair values on the date of acquisition. The purchase price minus the estimated fair value of the acquired assets and liabilities is recorded as goodwill. In accordance with SFAS No. 142, goodwill is subject to a fair-value-based annual impairment assessment beginning January 1, 2002. The allocation of the purchase price may be adjusted if additional information on asset and liability valuations becomes available within one year after the acquisition.

Market Hub Partners (MHP). In September 2000, Duke Energy, through a wholly owned subsidiary, completed the acquisition of MHP from subsidiaries of NiSource Inc. for approximately $250 million in cash and the assumption of $150 million in debt. MHP provides natural gas storage services in Louisiana and Texas. Approximately $228 million of goodwill was recorded in the transaction. MHP debt agreements required a tender offer for $115 million of the assumed debt. As of December 31, 2001, approximately $88 million of this debt was retired.

Phillips Petroleum's Gas Gathering, Processing and Marketing Unit. In March 2000, Duke Energy, through a wholly owned subsidiary, completed the approximately $1.7 billion transaction that combined Field Services' and Phillips Petroleum's gas gathering, processing and marketing business to form a new midstream company, Duke Energy Field Services, LLC (DEFS). In connection with the combination, DEFS issued approximately $2.75 billion of commercial paper in April 2000 and used the proceeds to make one-time cash distributions of approximately $1.53 billion to Duke Energy and $1.22 billion to Phillips Petroleum. Duke Energy owns approximately 70% of DEFS and Phillips Petroleum owns approximately 30%. Goodwill of approximately $432 million was recorded in the transaction.

East Tennessee Natural Gas Company (ETNG). In March 2000, Duke Energy, through a wholly owned subsidiary, completed the approximately $390 million acquisition of ETNG from El Paso Energy. ETNG owns a 1,100-mile interstate natural gas pipeline system that crosses Duke Energy's Texas Eastern Transmission, LP's pipeline and serves the southeastern region of the U.S. Goodwill of approximately $125 million was recorded in the transaction.

Dominion Resources' Hydroelectric, Natural Gas and Diesel Power Generation Businesses. In April 2000, Duke Energy, through its wholly owned subsidiary Duke Energy International, LLC (DEI), completed the acquisition (which began, and parts of which had already closed, in 1999) of Dominion Resources Inc.'s 1,200-megawatt portfolio of hydroelectric, natural gas and diesel power generation businesses in Latin America. The total purchase price was approximately $405 million. Goodwill totaling $109 million was recorded in the transaction.

Companhia de Geracao de Energia Eletrica Paranapanema (Paranapanema). In January 2000, Duke Energy, through its wholly owned subsidiary DEI, completed a series of transactions to purchase for approximately $1.03 billion an approximate 95% interest in Paranapanema, an electric generating company in Brazil. Goodwill of approximately $134 million was recorded in the transaction.

Acquisition of Westcoast Energy Inc. (Westcoast). On March 14, 2002, Duke Energy acquired Westcoast for approximately $8 billion, including the assumption of debt. Westcoast, headquartered in Vancouver, British Columbia, is a North American energy company with interests in natural gas gathering, processing, transmission, storage and distribution, as well as power generation and international energy businesses. In the transaction, a Duke Energy subsidiary acquired all of the outstanding common shares of Westcoast in exchange for approximately 49.9 million shares of Duke Energy common stock (including exchangeable shares of a Duke Energy Canadian subsidiary that are substantially equivalent to and exchangeable on a one-for-one basis for Duke Energy common stock), and approximately $1.8 billion in cash. Under proration provisions that ensure that approximately 50% of the total consideration is paid in cash and 50% in stock, each common share of Westcoast entitled the holder to elect to receive $43.80 in cash (Canadian), .7711 of a share of Duke Energy common stock or of an exchangeable share of a Duke Energy Canadian subsidiary, or a combination thereof. The cash portion of the consideration was funded with the proceeds from the issuance of $750 million in mandatory convertible securities (Equity Units) in November 2001 (See Note 16) along with incremental commercial paper. Duke Energy plans to retire the commercial paper later in 2002 and replace it with permanent capital in the form of mandatory convertible equity. The timing for the mandatory convertible equity will be dependent on the opportunities presented and favorable market conditions. The Westcoast acquisition was accounted for using the purchase method of accounting.

Dispositions. BellSouth Carolina PCS. In September 2000, Duke Energy, through its wholly owned subsidiary DukeNet Communications, LLC (DukeNet), sold its 20% interest in BellSouth Carolina PCS for approximately $400 million to BellSouth Corporation. Operating revenues in 2000 include the resulting pre-tax gain of $407 million, or an after-tax gain of $0.34 per basic share.

The pro forma results of operations for acquisitions and dispositions do not materially differ from reported results.

3. Business Segments

Duke Energy, an integrated provider of energy and energy services, offers physical delivery and management of both electricity and natural gas throughout the U.S. and abroad. Duke Energy provides these and other services through seven business segments. During 2002, management combined Duke Energy Merchants Holdings, LLC (DEM) with Other Energy Services. Previously, DEM had been combined with the Duke Energy North America (DENA) business segment to form a segment called North American Wholesale Energy. Prior years have been reclassified to conform to the current years presentation.

Franchised Electric generates, transmits, distributes and sells electricity in central and western North Carolina and western South Carolina. It conducts operations primarily through Duke Power and Nantahala Power and Light. These electric operations are subject to the rules and regulations of the FERC, the North Carolina Utilities Commission (NCUC) and the Public Service Commission of South Carolina (PSCSC).

Natural Gas Transmission provides transportation and storage of natural gas for customers throughout North America, primarily in the Mid-Atlantic, New England and southeastern states. It conducts operations primarily through Duke Energy Gas Transmission Corporation. Interstate natural gas transmission and storage operations are subject to the FERC's rules and regulations.

Field Services gathers, processes, transports, markets and stores natural gas and produces, transports, markets and stores NGLs. It conducts operations primarily through DEFS, which is approximately 30% owned by Phillips Petroleum. Field Services operates gathering systems in western Canada and 11 contiguous states in the U.S. Those systems serve major natural gas-producing regions in the Rocky Mountain, Permian Basin, Mid-Continent, East Texas-Austin Chalk-North Louisiana, and onshore and offshore Gulf Coast areas.

DENA develops, operates and manages merchant generation facilities and engages in commodity sales and services related to natural gas and electric power. DENA conducts these operations primarily through Duke Energy North America, LLC and Duke Energy Trading and Marketing, LLC (DETM). DETM is approximately 40% owned by Exxon Mobil Corporation. DENA conducts business primarily throughout the U.S. and Canada.

International Energy develops, operates and manages natural gas transportation and power generation facilities and engages in energy trading and marketing of natural gas and electric power. It conducts operations primarily through DEI and its activities target the Latin American, Asia-Pacific and European regions.

Other Energy Services is a combination of businesses that provide engineering, consulting, construction and integrated energy solutions worldwide, primarily through Duke Engineering & Services, Inc. (DE&S), Duke/Fluor Daniel (D/FD) and DukeSolutions, Inc. (DukeSolutions). Other Energy Services also includes DEM, which develops new business lines in the evolving energy commodity markets other than natural gas and power. D/FD is a 50/50 partnership between Duke Energy and Fluor Enterprises, Inc., a wholly owned subsidiary of Fluor Corporation. (See
Note 8.) On January 31, 2002, Duke Energy announced the planned sale of DE&S to Framatome ANP, Inc. and, on March 13, 2002, Duke Energy announced the planned sale of DukeSolutions to Ameresco, Inc. (See Note 20.)

Duke Ventures is composed of other diverse businesses, operating primarily through Crescent Resources, LLC (Crescent), DukeNet and Duke Capital Partners, LLC (DCP). Crescent develops high-quality commercial, residential and multi-family real estate projects and manages land holdings primarily in the southeastern U.S. DukeNet provides fiber optic networks for industrial, commercial and residential customers. DCP, a wholly owned merchant banking company, provides debt and equity capital and financial advisory services to the energy industry.

Duke Energy's reportable segments offer different products and services and are managed separately as strategic business units. Their accounting policies are the same as those described in Note 1. Management evaluates segment performance based on earnings before interest and taxes (EBIT) after deducting minority interests. EBIT is calculated as follows:

------------------------------------------------------------------------------------------------
Reconciliation of Operating Income to EBIT (in millions)
------------------------------------------------------------------------------------------------
                                                          Years Ended December 31,
                                              --------------------------------------------------
                                                    2001             2000            1999
                                              --------------------------------------------------
Operating income                                   $4,100           $3,813          $1,819
Other income and expenses                             156              201             224
                                              --------------------------------------------------
EBIT                                               $4,256           $4,014          $2,043
------------------------------------------------------------------------------------------------

EBIT is the main performance measure used by management to evaluate segment performance. As an indicator of Duke Energy's operating performance or liquidity, EBIT should not be considered an alternative to, or more meaningful than, net income or cash flow as determined in accordance with GAAP. Duke Energy's EBIT may not be comparable to a similarly titled measure of another company.

Beginning January 1, 2001, Duke Energy discontinued allocating corporate governance costs for its business segment analysis. Information for the 2000 and 1999 periods has been reclassified to conform to the current-year presentation. Other Operations primarily includes certain unallocated corporate costs.

In the accompanying table, EBIT includes intersegment sales at prices representative of unaffiliated party transactions. Capital and investment expenditures are gross of cash received from acquisitions. The table also provides information on segment assets, net of intercompany advances, intercompany notes receivable, intercompany current assets, intercompany derivative assets and investments in subsidiaries.

------------------------------------------------------------------------------------------------------------------------------------
Business Segment Data (in millions)
------------------------------------------------------------------------------------------------------------------------------------
                                                                                             Depreciation   Capital and
                                       Unaffiliated   Intersegment     Total                      and        Investment     Segment
                                        Revenues       Revenues     Revenues       EBIT      Amortization   Expenditures     Assets
                                    ------------------------------------------------------------------------------------------------
Year Ended December 31, 2001
Franchised Electric                  $   4,737      $        9    $   4,746   $   1,631    $     588       $    1,115     $  12,964
Natural Gas Transmission                   967             138        1,105         608          141              748         5,027
Field Services                           6,461           1,617        8,078         336          285              587         7,113
Duke Energy North America                4,845          (1,548)       3,297       1,487          103            3,213        14,107
International Energy                       814              16          830         286           97              442         5,115
Other Energy Services                       96             438          534        (149)          71               72         1,139
Duke Ventures                              646               -          646         183           20              773         1,926
Other Operations                             -              62           62        (357)          31               90         1,830
Eliminations and minority
   interests                                 -            (732)        (732)        231            -                -          (846)
                                    ------------------------------------------------------------------------------------------------
Total consolidated                   $  18,566      $        -    $  18,566   $   4,256    $   1,336       $    7,040     $  48,375
------------------------------------------------------------------------------------------------------------------------------------

Year Ended December 31, 2000
Franchised Electric                  $   4,946      $        -    $   4,946   $   1,820    $     565       $      661     $  12,819
Natural Gas Transmission                   998             133        1,131         562          131              973         4,995
Field Services                           5,962           1,442        7,404         311          240              376         6,624
Duke Energy North America                3,372          (1,250)       2,122         382           70            1,735        26,664
International Energy                       798               7          805         341           97              980         4,551
Other Energy Services                      432             529          961          (7)          18              230         2,092
Duke Ventures                              797               -          797         568           17              643         1,967
Other Operations                             -            (134)        (134)       (194)          29               36         2,749
Eliminations and minority
   interests                                 -            (727)        (727)        231            -                -        (4,229)
                                    ------------------------------------------------------------------------------------------------
Total consolidated                   $  17,305      $        -    $  17,305   $   4,014    $   1,167       $    5,634     $  58,232
------------------------------------------------------------------------------------------------------------------------------------

Year Ended December 31, 1999
Franchised Electric                  $   4,700      $        -    $   4,700   $     942    $     542       $      759     $  13,133
Natural Gas Transmission                 1,124             106        1,230         656          126              261         3,897
Field Services                           1,694             707        2,401         156          131            1,630         3,565
Duke Energy North America                1,425            (595)         830         219           57            1,028         6,268
International Energy                       323              34          357          44           58            1,779         4,459
Other Energy Services                      680             309          989         (86)          14               94           612
Duke Ventures                              433               -          433         165           13              382         1,031
Other Operations                             -            (162)        (162)       (145)          27                3         1,250
Eliminations and minority
   interests                                 -            (399)        (399)         92            -                -          (806)
                                    ------------------------------------------------------------------------------------------------
Total consolidated                   $  10,379      $        -    $  10,379   $   2,043    $     968       $    5,936     $  33,409
------------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------
Geographic Data (in millions)
-----------------------------------------------------------------------------------------------------------
                                                                      Latin        Other
                                          U.S.          Canada       America      Foreign    Consolidated
-----------------------------------------------------------------------------------------------------------
2001
Consolidated revenues                    $16,139        $1,775       $   196        $  456       $18,566
Consolidated long-term assets             34,150           516         2,573         1,594        38,833
-----------------------------------------------------------------------------------------------------------
2000
Consolidated revenues                    $15,187        $1,742       $   180        $  196       $17,305
Consolidated long-term assets             30,772           900         2,823         1,222        35,717
-----------------------------------------------------------------------------------------------------------
1999
Consolidated revenues                    $ 9,220        $  957       $    82        $  120       $10,379
Consolidated long-term assets             22,995           250         2,708           901        26,854
-----------------------------------------------------------------------------------------------------------

4. Regulatory Matters

Regulatory Assets and Liabilities

Duke Energy's regulated operations are subject to SFAS No. 71. Accordingly, Duke Energy records assets and liabilities that result from the regulated ratemaking process that would not be recorded under GAAP for non-regulated entities. (See
Note 1.) The following table details Duke Energy's regulatory assets and liabilities.

-----------------------------------------------------------------------------------------------
Regulatory Assets and Liabilities (in millions)
-----------------------------------------------------------------------------------------------
                                                                          December 31,
-----------------------------------------------------------------------------------------------
Assets (Liabilities)                                                2001               2000
-----------------------------------------------------------------------------------------------
Purchased capacity costs (see Note 5)                             $ 349               $ 505
Deferred debt expense                                               203                 208
Regulatory asset related to income taxes                            510                 506
Department of Energy (DOE) assessment fee /a/                        53                  62
Emission allowance control /a/                                       10                  14
Demand-side management costs /a/                                     57                  71
Environmental cleanup costs /a/                                      29                  28
Nuclear property and liability reserves /b/                        (100)               (100)
Fuel cost liabilities /b/                                           (17)                (45)
-----------------------------------------------------------------------------------------------

/a/ Included in Other Regulatory Assets and Deferred Debits on the Consolidated Balance Sheets
/b/ Included in Other Deferred Credits and Other Liabilities on the Consolidated Balance Sheets

Franchised Electric. The NCUC and the PSCSC approve rates for retail electric sales within their states. The FERC approves Franchised Electric's rates for electric sales to wholesale customers, excluding the other joint owners of the Catawba Nuclear Station. Electric sales to the other joint owners of the Catawba Nuclear Station are set through contractual agreements. (See Note 5 for ownership interests in Catawba Nuclear Station.)

Fuel costs are reviewed semiannually by the FERC and annually by the PSCSC, with provisions for reviewing those costs in base rates. The NCUC reviews fuel costs in rates annually and during general rate case proceedings. All jurisdictions allow Duke Energy to adjust electric rates for past over- or under-recovery of fuel costs. The difference between actual fuel costs incurred for electric operations and fuel costs recovered through rates is reflected in revenues.

In 1999 and 2000, the FERC issued its Order 2000 and Order 2000-A regarding Regional Transmission Organizations (RTOs). These orders set minimum characteristics and functions RTOs must meet, including independent authority to establish the terms and conditions of transmission service over the facilities they control. The orders provide for an open and flexible RTO structure to meet the needs of the market, and for the possibility of incentive ratemaking and other benefits for transmission owners that participate.

As a result of these rulemakings, Duke Energy and two other investor-owned utilities, Carolina Power & Light Company and South Carolina Electric & Gas Company, planned to establish GridSouth Transco, LLC (GridSouth), as an RTO responsible for the control of the companies' combined transmission systems. In March 2001, GridSouth received provisional approval from the FERC. However, in July 2001, the FERC issued orders recommending that utilities throughout the U.S. combine their transmission systems to create four large independent regional operators, one each in the Northeast, Southeast, Midwest and West. The FERC ordered GridSouth and other utilities in the Southeast to join in 45 days of mediation to negotiate terms of a Southeast RTO. The FERC has not issued an order specifically based on those proceedings.

Duke Energy, Carolina Power & Light Company and South Carolina Electric & Gas Company remain committed to the GridSouth RTO, but due to regulatory uncertainties in the RTO arena, the companies have withdrawn their applications to the PSCSC and NCUC to transfer functional control of their electric transmission assets to GridSouth. The companies intend to file new applications before the state commissions in the near future, including a revised GridSouth structure designed to meet the needs of customers and regulators. Also, in January of 2002, GridSouth signed a memorandum of understanding with the representatives of SeTrans Grid Company (SeTrans), a group of investor-owned utilities and public power entities in several southeastern states seeking to form an RTO, to cooperate in discussing potential operational relationships between GridSouth and SeTrans and the structure of wholesale electric markets in the southeast U.S.

The actual structure of GridSouth or an alternative combined transmission structure and the date it will become operational depend upon the resolution of all regulatory approvals and technical issues. Management believes that the result of this process, and the establishment and operation of GridSouth or an alternative combined transmission system structure, will have no material adverse effect on Duke Energy's future consolidated results of operations, cash flows or financial position.

In 2001, the NCUC and PSCSC began a joint investigation, along with the Public Staff of the NCUC, regarding certain Duke Power regulatory accounting entries for 1998. In its internal review of the 14 entries in question, Duke Energy concluded that nine items were correctly classified for regulatory accounting. Four items were incorrectly classified for regulatory purposes for 1998 only, and did not recur. The classification of the remaining item, distributions from a mutual insurance company, is subject to differing regulatory interpretations. Duke Energy believes this item was appropriately classified, but is evaluating its classification for future years. As part of their investigation, the NCUC and PSCSC have jointly engaged an independent firm to conduct an audit of Duke Power's accounting records for reporting periods from 1998 through June 30, 2001. Duke Energy continues to fully cooperate with the commissions in their investigation. As requested by the NCUC, Duke Energy has recorded the 2001 mutual insurance distribution, approximately $33 million, in a deferred credit account on the Consolidated Balance Sheets, pending final outcome of the independent audit.

Natural Gas Transmission. In 2000, the FERC issued Order 637, which sets forth revisions to its regulations governing short-term natural gas transportation services and policies governing the regulation of interstate natural gas pipelines. "Short-term" has been defined as all transactions of less than one year. Among the significant actions taken are the lifting of the price cap for short-term capacity release by pipeline customers for an experimental 2 1/2-year period ending September 1, 2002, and requiring interstate pipelines to file pro forma tariff sheets to (i) provide for nomination equality between capacity release and primary pipeline capacity; (ii) implement imbalance management services (for which interstate pipelines may charge fees) while at the same time reducing the use of operational flow orders and penalties; and (iii) provide segmentation rights if operationally feasible. Order 637 also narrows the right of first refusal to remove economic biases perceived in the current rule. Order 637 imposes significant new reporting requirements for interstate pipelines that were implemented by Duke Energy during 2000. Additionally, Order 637 permits pipelines to propose peak/off-peak rates and term-differentiated rates, and encourages pipelines to propose experimental capacity auctions. By Order

637-A, issued in 2000, the FERC generally denied requests for rehearing and several parties, including Duke Energy, have filed appeals in the District of Columbia Court of Appeals seeking court review of various aspects of the Order. During the third quarter of 2001, Duke Energy's interstate pipelines submitted revised pro forma tariff sheets to update the filings originally submitted in 2000. These filings are currently subject to review and approval by the FERC.

Management believes that the effects of these matters will have no material adverse effect on Duke Energy's future consolidated results of operations, cash flows or financial position.

Notice of Proposed Rulemaking (NOPR). On September 27, 2001, the FERC issued a NOPR announcing that it is considering new regulations regarding standards of conduct that would apply uniformly to natural gas pipelines and electric transmitting public utilities that are currently subject to different gas or electric standards. The proposed standards would change how companies and their affiliates interact and share information by broadening the definition of "affiliate" covered by the standards of conduct, from the more narrow definition in the existing regulations. The NOPR also seeks comment on whether the standards of conduct should be broadened to include the separation of those involved in the bundled retail electric sales function from those in the transmission function, as the current standards apply only to those involved in wholesale activities. Various entities filed comments on the NOPR with the FERC, including Duke Energy which filed on December 20, 2001. The FERC has indicated that they appreciate the complexity of the issues and that they would prefer having a technical conference before entering directly into a final rulemaking. No notice of a technical conference has been given at this time.

See Note 21 to the Consolidated Financial Statements for information regarding subsequent events related to regulatory matters.

5. Joint Ownership of Generating Facilities

-----------------------------------------------------------------------------------------
Joint Ownership of Catawba Nuclear Station /a/
-----------------------------------------------------------------------------------------
Owner                                                                  Ownership Interest
-----------------------------------------------------------------------------------------
North Carolina Municipal Power Agency Number 1 (NCMPA)                       37.5%
North Carolina Electric Membership Corporation (NCEMC)                       28.1%
Duke Energy Corporation                                                      12.5%
Piedmont Municipal Power Agency (PMPA)                                       12.5%
Saluda River Electric Cooperative, Inc. (Saluda River)                        9.4%
                                                                    ---------------------
                                                                            100.0%
-----------------------------------------------------------------------------------------
/a/ Facility operated by Duke Energy

As of December 31, 2001, $536 million of property, plant and equipment and $296 million of accumulated depreciation and amortization represented Duke Energy's undivided interest in Catawba Nuclear Station Units 1 and 2. Duke Energy's share of operating costs is included in the Consolidated Statements of Income.

Contractual agreements to purchase declining percentages of the generating capacity and energy from the station through the year 2000 resulted in purchased capacity costs subject to rate levelization and deferral. The cost of capacity purchased but not reflected in current rates is reported in the Consolidated Balance Sheets as Current Portion of Purchased Capacity Costs and Purchased Capacity Costs. Those costs were $349 million as of December 31, 2001 and $505 million as of December 31, 2000. Duke Energy expects to recover the accumulated balance, including returns on the deferred balance, through 2004. The amounts levelized in rates are intended to recover total costs, including deferred returns, and are subject to adjustments, including final true-ups. Purchased capacity and energy costs from the other joint owners were not material for 2001, but were approximately $7 million for 2000 and $62 million for 1999. After adjustments for current rates, these amounts are included in the Consolidated Statements of Income as Net Interchange and Purchased Power.

The interconnection agreements also provide for supplemental power sales by Duke Energy to the other joint owners of Catawba Nuclear Station, to satisfy their capacity and energy needs beyond what they retain from the station or acquire elsewhere. NCEMC, Saluda River and NCMPA have elected to buy power outside of these contractual agreements effective January 1, 2001. Management believes this will have no material adverse effect on Duke Energy's consolidated results of operations, cash flows or financial position. PMPA will continue to receive supplemental power sales from Duke Energy through December 31, 2005.

6. Income Taxes

----------------------------------------------------------------------------------------------------------------------
Income Tax Expense (in millions)
----------------------------------------------------------------------------------------------------------------------
                                                                                For the Years Ended December 31,
                                                                           -------------------------------------------
                                                                               2001             2000         1999
                                                                           -------------------------------------------
Current income taxes
   Federal                                                                    $  826           $  679        $ 525
   State                                                                         106              109          138
   Foreign                                                                        24               18            1
                                                                           -------------------------------------------
      Total current income taxes                                                 956              806          664
                                                                           -------------------------------------------
Deferred income taxes, net
   Federal                                                                       165              187         (126)
   State                                                                           9               13          (65)
   Foreign                                                                        33               29           (1)
                                                                           -------------------------------------------
      Total deferred income taxes, net                                           207              229         (192)
                                                                           -------------------------------------------
Investment tax credit amortization /c/                                           (13)             (15)         (19)
                                                                           -------------------------------------------
Total income tax expense                                                      $1,150 /a/       $1,020        $ 453 /b/
----------------------------------------------------------------------------------------------------------------------

/a/ Excludes $59 million of deferred federal and state tax benefits related to the cumulative effect of change in accounting principle recorded net of tax. (See Note 1.)
/b/ Excludes $404 million of current federal and state tax expense related to the extraordinary item recorded  net of tax. (See Note 1.)
/c/ Unamortized investment tax credit was $189 million at December 31, 2001.

--------------------------------------------------------------------------------------------------------------------
Income Tax Expense Reconciliation to Statutory Rate (in millions)
--------------------------------------------------------------------------------------------------------------------
                                                                                For the Years Ended December 31,
                                                                           -----------------------------------------
                                                                               2001             2000        1999
                                                                           -----------------------------------------
Income tax, computed at the statutory rate of 35%                             $1,100           $  979      $   455
Adjustments resulting from
   State income tax, net of federal income tax effect                             74               75           47
   Favorable resolution of federal tax issues                                    (11)             (18)         (30)
   Other items, net                                                              (13)             (16)         (19)
                                                                           -----------------------------------------
Total income tax expense                                                      $1,150           $1,020      $   453
--------------------------------------------------------------------------------------------------------------------
Effective tax rate                                                              36.6%            36.5%        34.9%
--------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------
Net Deferred Income Tax Liability Components (in millions)
--------------------------------------------------------------------------------------------------------
                                                                                   December 31,
                                                                              --------------------------
                                                                                2001          2000
                                                                              --------------------------
Deferred credits and other liabilities                                        $   507       $    429
International property, plant and equipment                                       109            153
Other                                                                              58             10
                                                                              ----------------------
   Total deferred income tax assets                                               674            592
Valuation allowance                                                               (17)            (9)
                                                                              ----------------------
   Net deferred income tax assets                                                 657            583
                                                                              ----------------------
Investments and other assets                                                     (711)          (320)
Accelerated depreciation rates                                                 (2,885)        (2,707)
Regulatory assets and deferred debits                                            (290)          (326)
Regulatory asset related to restating to pre-tax basis                           (465)          (429)
                                                                              ----------------------
   Total deferred income tax liability                                         (4,351)        (3,782)
                                                                              ----------------------
State deferred income tax, net of federal tax effect                             (333)          (320)
                                                                              ----------------------
Total net deferred income tax liability                                       $(4,027)      $ (3,519)
----------------------------------------------------------------------------------------------------

7. Derivative Instruments, Hedging Activities and Credit Risk

Duke Energy, substantially through its subsidiaries, is exposed to the impact of market fluctuations in the price of natural gas, electricity and other energy-related products marketed and purchased. Duke Energy employs established policies and procedures to manage its risks associated with these market fluctuations using various commodity derivatives, including forward contracts, futures, swaps and options for trading purposes and for activity other than trading activity (primarily hedge strategies). The following table shows the fair value of Duke Energy's derivative portfolio as of December 31, 2001.

-------------------------------------------------------------------------------------------------------------
                                          Fair Value of Contracts as of December 31, 2001 (in millions)
                                     ------------------------------------------------------------------------
                                                                                  Maturity in
Type of Contract                       Maturity in   Maturity in    Maturity in     2005 and      Total Fair
                                          2002          2003           2004        Thereafter       Value
-------------------------------------------------------------------------------------------------------------
Trading contracts                          $353          $164           $137          $415         $1,069
Hedge contracts                             454           156             71           (38)           643
---------------------------------------------------------------------------------------------------------
Total                                      $807          $320           $208          $377         $1,712
---------------------------------------------------------------------------------------------------------

Commodity Cash Flow Hedges. Some Duke Energy subsidiaries are exposed to market fluctuations in the prices of various commodities related to their ongoing power generating and natural gas gathering, processing and marketing activities. Duke Energy closely monitors the potential impacts of commodity price changes and, where appropriate, enters into contracts to protect margins for a portion of future sales and generation revenues. Duke Energy uses commodity instruments, consisting of swaps, futures, forwards and collared options, as cash flow hedges for natural gas, electricity and NGL transactions. Duke Energy is hedging exposures to the price variability of these commodities for a maximum of nine years.

The ineffective portion of commodity cash flow hedges and the amount recognized for transactions that no longer qualified as cash flow hedges were not material in 2001. As of December 31, 2001, $323 million of after-tax deferred net gains on derivative instruments accumulated in OCI are expected to be recognized in earnings during the next 12 months as the hedged transactions occur. However, due to the volatility of the commodities markets, the corresponding value in OCI is subject to change prior to its reclassification into earnings.

Commodity Fair Value Hedges. Some Duke Energy subsidiaries are exposed to changes in the fair value of unrecognized firm commitments to sell generated power or natural gas due to market fluctuations in the underlying commodity prices. Duke Energy actively evaluates changes in the fair value of such unrecognized firm commitments due to commodity price changes and, where appropriate, uses various instruments to hedge its market risk. These commodity instruments, consisting of swaps, futures and forwards, serve as fair value hedges for the firm commitments associated with generated power and natural gas sales. Duke Energy is hedging exposures to the market risk of such items for a maximum of 13 years. For 2001, the ineffective portion of commodity fair value hedges was not material.

Trading Contracts. Duke Energy provides energy supply, structured origination, trading and marketing, risk management and commercial optimization services to large energy customers, energy aggregators and other wholesale companies. These services require Duke Energy to use natural gas, electricity, NGL and transportation derivatives and contracts that expose it to a variety of market risks. Duke Energy manages its trading exposure with strict policies that limit its market risk and require daily reporting of potential financial exposure to management. These policies include statistical risk tolerance limits using historical price movements to calculate a daily earnings at risk measurement.

Interest Rate (Fair Value or Cash Flow) Hedges. Changes in interest rates expose Duke Energy to risk as a result of its issuance of variable-rate debt, fixed-to-floating interest rate swaps, commercial paper and auction market preferred stock. Duke Energy manages its interest rate exposure by limiting its variable-rate and fixed-rate exposures to certain percentages of total capitalization, as set by policy, and by monitoring the effects of market changes in interest rates. Duke Energy also enters into financial derivative instruments, including, but not limited to, interest rate swaps, options, swaptions and lock agreements to manage and mitigate interest rate risk exposure. Duke Energy's existing interest rate derivative instruments and related ineffectiveness were not material to its consolidated results of operations, cash flows or financial position in 2001.

-----------------------------------------------------------------------------------------------------------
Interest Rate Derivatives (dollars in millions)
-----------------------------------------------------------------------------------------------------------
                                                             December 31,
                           --------------------------------------------------------------------------------
                                         2001                                     2000
                           -------------------------------------- -----------------------------------------
                             Notional    Fair       Contracts       Notional       Fair       Contracts
                             Amounts    Value         Expire         Amounts      Value        Expire
                           ------------ ---------- -------------- -------------- --------- ----------------
Fixed-to-floating rate
   swaps                        $875       $20     2003 - 2019         $275         $27         2009
Cancelable fixed-to-
   floating rate swaps           455         7     2014 - 2025          630          20     2004 - 2022
CP /a/ floating-to-fixed
   rate swaps                      -         -           -              100          (1)        2001
Interest rate locks                -         -           -              275          (9)        2011
-------------------------- ------------ ---------- -------------- -------------- --------- ----------------

/a/ Commercial paper

Gains and losses deferred in anticipation of planned financing transactions on interest rate swap derivatives are included in OCI and amortized over the life of the underlying debt once issued. These deferred gains and losses were not material in 2001 or 2000. As a result of the interest rate swap contracts, interest expense for the relative notional amount is recognized at the weighted-average rates as depicted in the following table.

--------------------------------------------------------------------------------------------------
Weighted-Average Rates for Interest Rate Swaps
-------------------------------------------- -----------------------------------------------------
                                                       For the Years Ended December 31,
                                             -----------------------------------------------------
                                                   2001              2000              1999
-------------------------------------------- ----------------- ----------------- -----------------
Fixed-to-floating rate swaps                      3.92%             6.50%             5.71%
Cancelable fixed-to-floating rate swaps           3.23%             5.09%                -
Commercial paper swaps                               -              6.11%             4.95%
-------------------------------------------- ----------------- ----------------- -----------------

Foreign Currency (Fair Value or Cash Flow) Hedges. Duke Energy is exposed to foreign currency risk from investments in international affiliates and businesses owned and operated in foreign countries. To mitigate risks associated with foreign currency fluctuations, when possible, transactions are denominated in or indexed to the U.S. dollar and/or local inflation rates, or investments may be hedged through debt denominated or issued in the foreign currency. Duke Energy also uses foreign currency derivatives, where possible, to manage its risk related to foreign currency fluctuations. In 2001, the impact of Duke Energy's foreign currency derivative instruments was not material to its consolidated results of operations, cash flows or financial position.

Financial Instruments. The fair value of financial instruments not currently carried at market value is summarized in the following table. Judgment is required in interpreting market data to develop the estimates of fair value. Accordingly, the estimates determined as of December 31, 2001 and 2000, are not necessarily indicative of the amounts Duke Energy could have realized in current markets.

-----------------------------------------------------------------------------------------------------------------
Financial Instruments (in millions)
-----------------------------------------------------------------------------------------------------------------
                                                          2001                              2000
                                            ---------------------------------------------------------------------
                                                               Approximate                       Approximate
                                               Book Value      Fair Value        Book Value       Fair Value
                                            ---------------------------------------------------------------------
Long-term debt /a/                                $12,582          $13,239         $11,154          $11,896
Guaranteed preferred beneficial interests
   in subordinated notes of Duke Energy or
   subsidiaries                                     1,407            1,440           1,406            1,389
Preferred stock /a/                                   247              242             280              275
-----------------------------------------------------------------------------------------------------------------

/a/ Includes current maturities

The fair value of cash and cash equivalents, notes receivable, notes payable and commercial paper are not materially different from their carrying amounts because of the short-term nature of these instruments or because the stated rates approximate market rates.

Credit Risk. Duke Energy's principal customers for power and natural gas marketing services are industrial end-users and utilities located throughout the U.S., Canada, Asia Pacific, Europe and Latin America. Duke Energy has concentrations of receivables from natural gas and electric utilities and their affiliates, as well as industrial customers throughout these regions. These concentrations of customers may affect Duke Energy's overall credit risk in that certain customers may be similarly affected by changes in economic, regulatory or other factors. Where exposed to credit risk, Duke Energy analyzes the counterparties' financial condition prior to entering into an agreement, establishes credit limits and monitors the appropriateness of those limits on an ongoing basis. Duke Energy frequently uses master collateral agreements to mitigate credit exposure. The collateral agreement provides for a counterparty to post cash or letters of credit for exposure in excess of the established threshold. The threshold amount represents an open credit limit, determined in accordance with the corporate credit policy. The collateral agreement also provides that the inability to post collateral is sufficient cause to terminate a contract and liquidate all positions.

The change in market value of New York Mercantile Exchange-traded futures and options contracts requires daily cash settlement in margin accounts with brokers. Financial derivatives are generally cash settled periodically throughout the contract term. However, these transactions are also generally subject to margin agreements with many of Duke Energy's counterparties.

As of December 31, 2001, Duke Energy had a pre-tax bad debt provision of $90 million related to receivables for energy sales in California. (See Note 15 for further information regarding market and credit exposure.) Following the bankruptcy of Enron Corporation, Duke Energy terminated substantially all contracts with Enron Corporation and its affiliated companies (collectively, Enron). As a result, Duke Energy recorded, as a charge, a non-collateralized accounting exposure of $43 million. The $43 million non-collateralized accounting exposure is comprised of charges of $24 million at Other Energy Services, $12 million at DENA, $3 million at International Energy, $3 million at Field Services and $1 million at

Natural Gas Transmission. These amounts are stated on a pre-tax basis as charges against the reporting segment's earnings.

The transactions between Enron and Duke Energy consisted of the following:

..    DENA and Other Energy Services - forward contracts, swaps, options and physical contracts used to trade natural gas, power, crude oil, liquefied petroleum gas and coal
..    International Energy - forward contracts and options used to trade and hedge natural gas, power and oil
..    Field Services - physical purchase/sale contracts for natural gas and NGLs;
     forward contracts, swaps and options used to trade natural gas and NGLs; transportation and storage
..    Natural Gas Transmission - forward financial sales of NGLs

The $43 million charge was a direct reduction to earnings before income taxes and was a result of charging the full amount of unsettled mark-to-market earnings previously recognized, and all derivative assets and accounts receivable that became impaired due to Enron's financial deterioration. All assets written off or reserved for were net of the margin (cash collateral) posted by Enron of $330 million and applied by Duke Energy in connection with transactions between the companies.

Duke Energy's determination of its bankruptcy claims against Enron is still under review, and its claims made in the bankruptcy case are likely to exceed $43 million. Any bankruptcy claims that exceed this amount would primarily relate to termination and settlement rights under contracts and transactions with Enron that would have been recognized in future periods, and not in the historical periods covered by the financial statements to which the $43 million charge relates.

Substantially all contracts with Enron were completed or terminated prior to December 31, 2001. Duke Energy has continuing contractual relationships with certain Enron affiliates, which are not in bankruptcy. In Brazil, a power purchase agreement between a Duke Energy affiliate, Paranapanema, and Elektro Eletricidade e Servicos S/A (Elektro), a distribution company 40% owned by Enron, will expire December 31, 2005. The contract was executed by Duke Energy's predecessor in interest in Paranapanema, and obligates Paranapanema to provide energy to Elektro on an irrevocable basis for the contract period. In addition, a purchase/sale agreement expiring September 1, 2005 between a Duke Energy affiliate and Citrus Trading Corporation (Citrus), a 50/50 joint venture between Enron and El Paso Corporation, continues to be in effect. The contract requires the Duke Energy affiliate to provide liquefied natural gas to Citrus. Citrus has provided a letter of credit in favor of Duke Energy to cover its exposure.

8. Investment in Affiliates and Related Party Transactions

Investments in domestic and international affiliates that are not controlled by Duke Energy, but over which it has significant influence, are accounted for by the equity method. These investments include undistributed earnings of $166 million in 2001 and $70 million in 2000. Duke Energy received distributions of $158 million in 2001, $138 million in 2000 and $111 million in 1999 from these investments. Duke Energy's share of net income from these affiliates is reflected in the Consolidated Statements of Income as Other Operating Revenues.

Natural Gas Transmission. Investments primarily include a 37.5% interest in the Maritimes & Northeast Pipeline and a 50% interest in Gulfstream Natural Gas System, LLC. The Maritimes & Northeast Pipeline is composed of Canadian and U.S. natural gas pipeline joint ventures that together transport natural gas into the U.S. from Canada. Gulfstream Natural Gas System, LLC is a joint interstate natural gas pipeline development that will extend from Mississippi and Alabama across the Gulf of Mexico to Florida.

Field Services. Investments primarily include a 21.1% ownership interest in TEPPCO Partners, LP, a publicly traded limited partnership which owns and operates a network of pipelines for refined products and crude oil.

Duke Energy North America. Significant investments include a 50% interest in American Ref-Fuel Company, LLC and a 50% interest in Southwest Power Partners, LLC. American Ref-Fuel Company, LLC owns and operates facilities that convert waste to energy. Southwest Power Partners, LLC is a gas-fired combined-cycle facility under construction in Arizona. Once completed, this facility will serve markets in Arizona, Nevada and California.

International Energy. Significant investments include a 25% indirect interest in National Methanol Company, which owns and operates a methanol and MTBE (methyl tertiary butyl ether) business in Jubail, Saudi Arabia.

Other Energy Services. Investments include participation in various construction and support activities for fossil-fueled generating plants.

Duke Ventures. Significant investments include various real estate development projects.

---------------------------------------------------------------------------------------------------------------------------
Investment in Affiliates (in millions)
---------------------------------------------------------------------------------------------------------------------------
                               December 31, 2001                 December 31, 2000                 December 31, 1999
                      -----------------------------------------------------------------------------------------------------

                      Domestic   International  Total   Domestic   International  Total   Domestic   International   Total
---------------------------------------------------------------------------------------------------------------------------
Natural Gas
  Transmission        $  565      $  88       $   653    $    82      $  88      $   170   $   67      $  83      $   150
Field Services           252          -           252        373          -          373      439          -          439
Duke Energy North
  America                315          -           315        610          -          610      425          -          425
International
   Energy                  -        165           165          -        154          154        -        224          224
Other Energy
   Services               53          7            60         36         16           52       51          6           57
Duke Ventures             30          -            30         23          -           23       10          -           10
Other Operations           5          -             5          5          -            5        -          -            -
                      -----------------------------------------------------------------------------------------------------
Total                 $1,220      $ 260       $ 1,480    $ 1,129      $ 258      $ 1,387   $  992       $313      $ 1,305
---------------------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------------------
Equity in Earnings of Investment (in millions)
---------------------------------------------------------------------------------------------------------------------------
For the years ended:
                               December 31, 2001                 December 31, 2000                 December 31, 1999
                      -----------------------------------------------------------------------------------------------------
                      Domestic   International  Total   Domestic   International  Total   Domestic   International   Total
---------------------------------------------------------------------------------------------------------------------------
Natural Gas
   Transmission       $   38      $   7       $    45    $    13      $   4      $    17   $   16      $   9      $    25
Field Services            45          -            45         39          -           39       44          -           44
Duke Energy North
  America                 35          -            35         45          -           45       47          -           47
International
   Energy                  -         39            39          -         43           43        -         10           10
Other Energy
  Services                49          -            49        (22)         -          (22)      10          3           13
Duke Ventures              2          -             2         (9)         -           (9)     (22)         -          (22)
Other Operations         (47)         -           (47)       (10)         -          (10)      (5)         -           (5)
                      -----------------------------------------------------------------------------------------------------
Total                 $  122      $  46       $   168    $    56      $  47      $   103   $   90      $  22      $   112
---------------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------
Summarized Combined Financial Information of Unconsolidated Affiliates
(in millions)
--------------------------------------------------------------------------------
                                                         December 31,
                                       -----------------------------------------
                                           2001           2000            1999
                                       -----------------------------------------
Balance Sheet
  Current assets                          $1,239         $1,242          $1,544
  Noncurrent assets                        8,199          6,588           7,826
  Current liabilities                      1,202            888           1,155
  Noncurrent liabilities                   4,400          4,404           4,727
                                       -----------------------------------------
  Net assets                              $3,836         $2,538          $3,488
================================================================================

Income Statement
  Operating revenues                      $5,202         $4,617          $3,510
  Operating expenses                       4,525          4,039           3,104
  Net income                                 499            440             193
--------------------------------------------------------------------------------

Related Party Transactions. Outstanding notes receivable from affiliates were $25 million as of December 31, 2001 and $70 million as of December 31, 2000.

Duke Energy and Fluor Enterprises, Inc. formed the D/FD 50/50 partnership in 1989. The partnership provides full-service siting, permitting, licensing, engineering, procurement, construction, start-up, operating and maintenance services for fossil-fired plants in the U.S. and internationally. D/FD is the primary builder for DENA's merchant generation plants currently under construction. Fifty percent of the profit earned by D/FD for the construction of DENA's merchant generation plants, which is associated with Duke Energy's ownership, is deferred in consolidation until the plant is sold as part of DENA's portfolio management strategy, or once the plant becomes operational it is amortized over the plant's useful life. Fifty percent of the profit earned by D/FD for operating and maintenance services, which is associated with Duke Energy's ownership, is eliminated in consolidation. For the year ended December 31, 2001, Duke Energy deferred profit of $54 million for D/FD construction contracts, and eliminated profit of $9 million for operating and maintenance services. For the year ended December 31, 2000, Duke Energy deferred profit of $16 million for construction contracts. There was no profit from operating and maintenance services to be eliminated in 2000. For the year ended December 31, 1999, Duke Energy deferred profit of $6 million for construction contracts. There was no profit from operating and maintenance services to be eliminated in 1999. In addition, as part of the D/FD partnership agreement, excess cash is loaned at current market rates to Duke Energy and Fluor Enterprises, Inc. (See
Note 10.)

In the normal course of business, Duke Energy's consolidated subsidiaries enter into energy trading contracts with one another. On a stand-alone basis, the accounting for such contracts may differ by counterparty. For example, DETM, an energy-trading subsidiary within the scope of EITF Issue No. 98-10, "Accounting for Energy Trading and Risk Management Activities," may enter into a contract to purchase natural gas storage from DEFS. DEFS may treat this contract as a hedge position, and DETM may mark to market the contract through its current earnings. In the consolidation process, the effects of this contract are eliminated, and not reflected in Duke Energy's Consolidated Financial Statements. In all cases, energy trading contracts (and any resulting mark-to-market gains or losses) between consolidated subsidiaries are eliminated in the consolidation process.

Also see Note 13, Minority Interest Financing, for additional related party information.

9. Property, Plant and Equipment

---------------------------------------------------------------------------
Net Property, Plant and Equipment (in millions)
---------------------------------------------------------------------------
                                                       December 31,
                                                ---------------------------
                                                    2001          2000
                                                ---------------------------
Land                                            $       49    $       36
Plant
   Electric generation, distribution and
     transmission                                   19,792        18,669
   Natural gas transmission                          6,200         5,449
   Gathering and processing facilities               4,106         4,470
   Other buildings and improvements                  1,346         1,339
   Leasehold improvements                                4            14
Nuclear fuel                                           788           761
Equipment                                              251           108
Vehicles                                                69            36
Construction in process                              5,068         2,192
Other                                                1,791         1,524
                                                ---------------------------
Total property, plant and equipment                 39,464        34,598
Total accumulated depreciation /a/                 (11,049)      (10,146)
                                                ---------------------------
Total net property, plant and equipment            $28,415       $24,452
===========================================================================
/a/ Includes accumulated amortization of nuclear fuel: 2001 - $546 million; 2000 - $503 million

Capitalized interest of $167 million for 2001, $67 million for 2000 and $52 million for 1999 is included in the Consolidated Statements of Income.

10. Debt and Credit Facilities

-----------------------------------------------------------------------------------------------------------------
Debt (in millions)
-----------------------------------------------------------------------------------------------------------------
                                                                                            December 31,
                                                                                    -----------------------------
                                                                       Year Due         2001           2000
-----------------------------------------------------------------------------------------------------------------
Duke Energy
-----------
First and refunding mortgage bonds
   6.125% - 6.625%                                                       2003          $   175        $   175
   6.75% - 7.5%                                                       2023 - 2025          450            450
   7.0% - 8.95%                                                       2027 - 2033          165            165
Pollution control debt, 3.85% - 5.8%                                  2012 - 2017          172            172
Notes
   5.375% - 9.21%                                                     2009 - 2016          809            811
   6.0% - 6.6%                                                        2028 - 2038          500            500
Commercial paper, 1.93% and 6.52% weighted-average rate at
   December 31, 2001 and 2000, respectively /a/                                          1,087          1,256
Other debt                                                                                  19             18
Fair value hedge carrying value adjustment                            2010 - 2014          (10)             -
Notes matured during 2001                                                                    -            661

Duke Capital Corporation/b/
---------------------------
Senior notes

   4.73% - 7.5%                                                       2003 - 2009        1,400          1,400
   6.75% - 8.5%                                                       2018 - 2019          650            650
   4.32%/c/                                                              2006              750              -
   5.87%/c/                                                              2006              875              -
Commercial paper, 2.16% and 6.71% weighted-average rate at
   December 31, 2001 and 2000, respectively/a/                                           1,456          1,378
Note payable to D/FD, 4.05% and 6.14% weighted-average
    rate at December 31, 2001 and 2000, respectively                                       568            141
Fair value hedge carrying value adjustment                            2009 - 2025           30
                                                                                                            -

Subsidiary Debt Guaranteed by Duke Capital Corporation
------------------------------------------------------
Duke Energy Australia Pty Ltd.
   Medium-term note, 7.25%/d/                                             2004             128            139
   Credit facilities, 6.41% and 6.13% weighted-average rate at
      December 31, 2001 and 2000, respectively                                              38             44
   Commercial paper, 5.96% and 6.4% weighted-average rate at
      December 31, 2001 and 2000, respectively/d/                                          231            223
Hidroelectrica Cerros Colorados S.A.
   Notes, 3.8%                                                           2002               68             95
Duke Energy South Bay, LLC
   Capital leases                                                        2009               94            272

PanEnergy Corp
--------------
Bonds
   7.75%                                                                 2022              328            328
   8.625% debentures                                                     2025              100            100
Notes, 7.0% - 9.9%, maturing serially                                 2003 - 2006          372            384
Fair value hedge carrying value adjustment                                                   7              -

Texas Eastern Transmission, LP
------------------------------
Notes
   7.3% - 8.25%                                                       2002 - 2010          500            500
   Medium-term, Series A, 7.92% - 9.07%                               2004 - 2012           35             51
Notes matured during 2001                                                                    -            100

Algonquin Gas Transmission Company
----------------------------------
Notes, 9.13%                                                          2002 - 2003           67            100

Duke Energy Field Services, LLC
-------------------------------
Notes
   7.5% - 8.125%                                                      2005 - 2030        1,700          1,700
   5.75% - 6.875%                                                     2006 - 2011          550              -
Commercial paper, 2.53% and 7.39% weighted-average rate at
   December 31, 2001 and 2000, respectively                                                213            346
Capital leases                                                                               3              -
Fair value hedge carrying value adjustment                            2009 - 2025           (5)             -

Crescent, LLC/e/
-------------
Construction and mortgage loans, 2.73% - 10.0%                        2002 - 2005           73             67

Other Debt of Subsidiaries
--------------------------
Duke Energy Western Australia Holdings
   Notes, 5.35%/d/                              2004 - 2013     124      138
Paranapanema
   Notes, 6.0% - 10.0%/f/                       2002 - 2017     427      477
Duke Energy Vermillion
   Notes, 6.8%                                     2002           5        -
Other international debt of subsidiaries                         76      127
Other domestic debt of subsidiaries                              61      103
Unamortized debt discount and premium, net                     (106)     (91)
                                                           ------------------
Total debt                                                   14,185   12,980
Current maturities of long-term debt                           (261)    (437)
Short-term notes payable and commercial paper                (1,603)  (1,826)
                                                           ------------------
Total long-term debt                                        $12,321  $10,717
-----------------------------------------------------------------------------
/a/  Amounts include extendible commercial notes.
/b/ Duke Capital Corporation is a wholly owned subsidiary of Duke Energy that provides financing and credit enhancement services for its subsidiaries.
/c/  Component of Equity Units (See Note 16.)
/d/  Debt denominated in Australian dollars
/e/ A portion of Crescent's real estate development projects, land and buildings are pledged as collateral.
/f/ Debt denominated in Brazilian reais and principal is indexed annually to inflation

In January 2002, Duke Energy issued $750 million of 6.25% senior unsecured bonds due in 2012 and $250 million of floating rate (based on the three-month London Interbank Offered Rate (LIBOR) plus 0.35%) senior unsecured bonds due in 2005. The proceeds from these issuances were used to manage working capital needs.

In February 2002, Duke Capital Corporation issued $500 million of 6.25% senior unsecured bonds due in 2013 and $250 million of 6.75% senior unsecured bonds due in 2032. In addition, Duke Capital Corporation, through a private placement transaction, issued $500 million of floating rate (based on the one-month LIBOR plus 0.65%) senior unsecured bonds due in 2003.

The weighted-average interest rate on outstanding short-term notes payable and commercial paper was 3.13% as of December 31, 2001 and 6.8% as of December 31, 2000.

---------------------------------------------------------
Annual Maturities (in millions)
---------------------------------------------------------
2002                                              $   261
2003                                                  576
2004                                                  883
2005                                                1,016
2006                                                2,101
Thereafter                                          7,745
                                              -----------
Total long-term debt                              $12,582
---------------------------------------------------------

Annual maturities after 2006 include $1,360 million of long-term debt with call options, meaning Duke Energy has the option to repay the debt early. Based on the years in which Duke Energy may first exercise its redemption options, it could potentially repay $1,033 million in 2002, $227 million in 2003 and $100 million in 2005.

In 2000, Duke Energy issued $250 million 7.125% senior unsecured bonds due in 2012 with a put option that gives investors the choice to put the bond to Duke Energy at par value in September 2002 or extend the maturity until 2012. If extended, the bonds would be recouponed at 5.7% plus the Duke Energy 10-year credit spread on the extension date. Also in 2000, Duke Capital Corporation issued $150 million senior unsecured bonds due in 2003 that become due and payable if Duke Capital Corporation's debt ratings fall below BBB.

---------------------------------------------------------------------------------------------
Credit Facilities (in millions)
---------------------------------------------------------------------------------------------
                                          December 31, 2001            December 31, 2000
                                    ---------------------------------------------------------
                                       Credit                        Credit
                                     Facilities     Outstanding    Facilities    Outstanding
---------------------------------------------------------------------------------------------
Bridge facility                        $    250        $   -       $       -       $   -
364-day facilities/a/                     2,716            -           1,796           -
Three-year revolving facilities/a/        1,640           38              84          44
Four-year revolving facilities                -            -             125           -
Five-year revolving facilities/a/             -            -           2,200           -
                                    ---------------------------------------------------------
Total consolidated                     $  4,606        $  38       $   4,205       $  44
---------------------------------------------------------------------------------------------

/a/ Majority of facilities support commercial paper facilities

The credit facilities expire from 2002 to 2004 and are not subject to minimum cash requirements; however, borrowings and issuances of letters of credit under approximately $1,100 million of these facilities are subject to and dependent on the senior unsecured debt ratings of Duke Capital Corporation (currently rated A3/A/A). Ratings of Baa2, BBB or the equivalent by at least two of Moody's Investors Service, Standard & Poor's and Fitch, Inc. must be maintained to obtain additional borrowings and issuances of letters of credit. Any outstanding borrowings would not become due and payable.

See Note 21 to the Consolidated Financial Statements for information regarding subsequent events related to debt and credit facilities.

11. Nuclear Decommissioning Costs

Nuclear Decommissioning Costs. Estimated site-specific nuclear decommissioning costs, including the cost of decommissioning plant components not subject to radioactive contamination, total approximately $1.9 billion stated in 1999 dollars based on decommissioning studies completed in 1999 (studies are completed every five years). This includes costs related to Duke Energy's 12.5% ownership in the Catawba Nuclear Station. The other joint owners of the Catawba Nuclear Station are responsible for decommissioning costs related to their ownership interests in the station. Both the NCUC and the PSCSC have allowed Duke Energy to recover estimated decommissioning costs through retail rates over the expected remaining service periods of Duke Energy's nuclear stations. The operating licenses for Duke Energy's nuclear units are subject to extension. In 2000, Duke Energy was granted a license renewal for the Oconee Nuclear Station. Applications to renew the operating licenses for Duke Energy's other nuclear units were filed with the Nuclear Regulatory Commission (NRC) in June 2001. Duke Energy's nuclear units are currently licensed as follows:

-------------------------------------------------
Operating Licenses for Nuclear Units
-------------------------------------------------
Unit                                       Year
-------------------------------------------------
McGuire 1                                  2021
McGuire 2                                  2023
Catawba 1                                  2024
Catawba 2                                  2026
Oconee 1 and 2                             2033
Oconee 3                                   2034
-------------------------------------------------

During 2001 and 2000, Duke Energy expensed approximately $57 million, and a corresponding amount of cash was contributed to external funds for decommissioning costs, and accrued an additional $8 million to the internal reserve. Nuclear units are depreciated at an annual rate of 4.7%, of which 1.61% is for decommissioning. The balance of the external funds was $716 million as of December 31, 2001 and $717 million as of December 31, 2000, and is reflected in the Consolidated Balance Sheets as Nuclear Decommissioning Trust Funds (asset) and Nuclear Decommissioning Costs Externally Funded (liability). The balance of the internal reserve was $239 million as of December 31, 2001 and $231 million as of December 31, 2000, and is reflected in the Consolidated Balance Sheets as Accumulated Depreciation and Amortization. The external decommissioning trust fund is invested primarily in domestic and international equity securities, fixed-rate, fixed-income securities and cash and cash equivalents. Duke Energy has an agreement with the NRC that these funds will only be used for activities relating to nuclear decommissioning. These investments are exposed to price fluctuations in equity markets and changes in interest rates. Because the accounting for nuclear decommissioning recognizes that costs are recovered through Franchised Electric's rates, fluctuations in equity prices or interest rates do not affect consolidated results of operations, cash flows or financial position. Management believes that the decommissioning costs being recovered through rates, when coupled with expected fund earnings, are sufficient to provide for the cost of decommissioning.

A provision in the Energy Policy Act of 1992 established a fund for the decontamination and decommissioning of the DOE's uranium enrichment plants (the D&D Fund). Licensees are subject to an annual assessment for 15 years based on their pro rata share of past enrichment services. In 1998, Duke Energy and 21 other utilities filed a lawsuit challenging the constitutionality of the D&D Fund and seeking an injunction that prohibits the government from collecting the assessment and refunds all assessments paid. The annual assessment is recorded in the Consolidated Statements of Income as Fuel Used in Electric Generation. Duke Energy has paid $96 million into the fund, including $11 million during 2001. The remaining liability and regulatory assets of $53 million as of December 31, 2001 and $62 million as of December 31, 2000 are reflected in the Consolidated Balance Sheets as Deferred Credits and Other Liabilities, and Regulatory Assets and Deferred Debits.

Spent Nuclear Fuel. Under provisions of the Nuclear Waste Policy Act of 1982, Duke Energy has entered into contracts with the DOE for the disposal of spent nuclear fuel. The DOE failed to begin accepting spent nuclear fuel on January 31, 1998, the date specified by the Nuclear Waste Policy Act and in Duke Energy's contract with the DOE. In 1998, Duke Energy filed a claim with the U.S. Court of Federal Claims against the DOE related to the DOE's failure to accept commercial spent nuclear fuel by the required date. Damages claimed in the lawsuit are based upon Duke Energy's costs incurred as a result of the DOE's partial material breach of its contract, including the cost of securing additional spent fuel storage capacity. Duke Energy will continue to safely manage its spent nuclear fuel until the DOE accepts it. Payments made to the DOE for disposal costs are based on nuclear output and are included in the Consolidated Statements of Income as Fuel Used in Electric Generation.

12. Guaranteed Preferred Beneficial Interests in Subordinated Notes of Duke Energy or Subsidiaries

Duke Energy and one of its subsidiaries have formed business trusts for which they own all the common securities. The trusts issue and sell preferred securities and invest the gross proceeds in junior subordinated notes issued by the respective parent companies.

------------------------------------------------------------------------
 Trust Preferred Securities (in millions)
------------------------------------------------------------------------
                                                     December 31,
                                              --------------------------
        Issued         Rate          Due          2001           2000
------------------------------------------------------------------------
         1997           7.20%       2037        $   350        $   350
         1998          7.375%       2038            350            350
         1998          7.375%       2038            250            250
         1999          8.375%       2029            250            250
         1999           7.20%       2039            250            250
 Unamortized debt discount                          (43)           (44)
                                              --------------------------
                                                $ 1,407        $ 1,406
========================================================================

These trust preferred securities represent preferred undivided beneficial interests in the assets of the respective trusts. Distribution payments on these preferred securities are guaranteed by the respective parent companies, but only to the extent that the trusts have funds legally and immediately available to make distributions. Dividends related to the trust preferred securities were $108 million for 2001, $108 million for 2000 and $87 million for 1999, and have been included in the Consolidated Statements of Income as Minority Interest Expense.

13. Minority Interest Financing

In 2000, Catawba River Associates, LLC (Catawba), a fully consolidated financing entity managed by a subsidiary of Duke Energy, issued $1,025 million of preferred member interests to a third-party investor. Catawba subsequently advanced the proceeds from the sale to DE Power Generation, LLC (DEPG), a wholly owned subsidiary of Duke Energy, which indirectly owns or leases six merchant power generation facilities located in California, Maine and Indiana. Catawba is a limited liability company with a separate existence and identity from its preferred members, and the assets of Catawba are separate and legally distinct from Duke Energy. The preferred member interests receive quarterly a preferred return equal to an adjusted floating reference rate (approximately 5.20% for the full year ended December 31, 2001).

The purpose of the transaction was to reimburse Duke Energy for a portion of its prior investment in the DEPG assets in a separate venture financing with third-party investors not requiring direct recourse to the credit of Duke Energy. The results of operations, cash flows and financial position of Catawba are consolidated with Duke Energy for financial reporting purposes. The preferred member interests are included in Minority Interest in Financing Subsidiary on the Consolidated Balance Sheets, and the payments made with respect to the preferred return are included in Minority Interest Expense on the Consolidated Statements of Income of Duke Energy.

The initial term of the financing ends in September 2005, at which time Catawba must either (a) reset the preferred rate as agreed by the existing preferred investors, (b) re-market the preferred member interests to other preferred investors, (c) redeem the outstanding preferred member interests, in whole or in part, plus any accrued and unpaid return, or (d) commence an orderly liquidation of DEPG and Catawba. This could impact Duke Energy's liquidity at the time if it were to elect to redeem the preferred member interests or, alternatively, result in the loss of the future associated earnings contribution to Duke Energy of the assets of DEPG in the event of an orderly liquidation.

Duke Energy and Catawba have the right to redeem the preferred member interests at any time, and the holder of the preferred member interests may require an early liquidation of the assets of DEPG and Catawba and a redemption of the preferred member interests from the available liquidation proceeds upon the occurrence of specified events (such as failure to make required payments or to perform other obligations).

Duke Capital Corporation has the right to borrow certain amounts from DEPG and Catawba as demand loans. If Duke Capital Corporation's credit rating (currently A3/A) declines below investment grade

(Baa3/BBB-), the preferred members may and will likely require that these loans be repaid. In addition, if there were such a downgrade, the preferred investor could cause an increase in the quarterly payments and a recharacterization of the preferred member interests as a debt obligation on the Consolidated Financial Statements of Duke Energy.

See Note 21 to the Consolidated Financial Statements for information regarding subsequent events related to minority interest financing.

14. Preferred and Preference Stock

============================================================
Authorized Shares of Stock as of December 31, 2001 and 2000
------------------------------------------------------------
                                              Shares
                            Par Value      (in millions)
------------------------------------------------------------
Preferred Stock                 $100           12.5
Preferred Stock A               $ 25           10.0
Preference Stock                $100            1.5
============================================================

As of December 31, 2001 and 2000, there were no shares of preference stock outstanding.

===============================================================================================
Preferred Stock with Sinking Fund Requirements (dollars in millions)
-----------------------------------------------------------------------------------------------
                                                  Shares Outstanding         December 31,
                                                                        -----------------------
            Rate/Series          Year Issued     at December 31, 2001      2001        2000
-----------------------------------------------------------------------------------------------
6.20% D (Preferred Stock A)          1992                      -            $ -         $20
6.30% U                              1992                      -              -          13
6.40% V                              1992                130,000             13          13
6.75% X                              1993                250,000             25          25
                                                                        -----------------------
Total                                                                       $38         $71
===============================================================================================

The annual sinking fund requirements are $13 million for 2002 and $2 million each year for 2003 through 2006. Additional redemptions are permitted at Duke Energy's option.

===============================================================================================
Preferred Stock without Sinking Fund Requirements (dollars in millions)
-----------------------------------------------------------------------------------------------
                                                    Shares Outstanding         December 31,
                                                                          ---------------------
           Rate/Series              Year Issued    at December 31, 2001      2001       2000
-----------------------------------------------------------------------------------------------
4.50%    C                             1964               175,000             $ 18       $ 18
7.85%    S                             1992               300,000               30         30
7.00%    W                             1993               249,989               25         25
7.04%    Y                             1993               299,995               30         30
6.375% (Preferred Stock A)             1993             1,257,185               31         31
Auction Series A                       1990               750,000               75         75
                                                                          ---------------------
Total                                                                         $209       $209
===============================================================================================

The call provisions for outstanding preferred stock specify redemption prices not exceeding 104% of par value, plus accumulated dividends to the redemption date.

See Note 21 to the Consolidated Financial Statements for information regarding subsequent events related to preferred and preference stock.

15. Commitments and Contingencies

Nuclear Insurance. Duke Energy owns and operates the McGuire and Oconee Nuclear Stations and operates and has a partial ownership interest in the Catawba Nuclear Station. The McGuire and Catawba Nuclear Stations have two nuclear reactors each and Oconee has three. Nuclear insurance includes: liability coverage; property, decontamination and decommissioning coverage; and business interruption and/or extra expense coverage. The other joint owners of the Catawba Nuclear Station reimburse Duke Energy for certain expenses associated with nuclear insurance premiums.

The Price-Anderson Act requires Duke Energy to insure against public liability claims resulting from nuclear incidents to the full limit of liability, approximately $9.5 billion.

Primary Liability Insurance. Duke Energy has purchased the maximum required private primary liability insurance, $200 million, along with a like amount to cover certain worker tort claims.

Excess Liability Insurance. This policy currently provides approximately $9.3 billion of coverage through the Price-Anderson Act's mandatory industry-wide excess secondary insurance program of risk pooling. The $9.3 billion is the sum of the current potential cumulative retrospective premium assessments of $88 million per licensed commercial nuclear reactor. This would be increased by $88 million for each additional commercial nuclear reactor licensed, or reduced by $88 million for nuclear reactors no longer operational and may be exempted from the risk pooling insurance program. Under this program, licensees could be assessed retrospective premiums to compensate for damages in the event of a nuclear incident at any licensed facility in the U.S. If such an incident should occur and public liability damages exceed primary insurances, licensees may be assessed up to $88 million for each of their licensed reactors, payable at a rate not to exceed $10 million a year per licensed reactor for each incident. The $88 million is subject to indexing for inflation and may be subject to state premium taxes.

Duke Energy is a member of Nuclear Electric Insurance Limited (NEIL), which provides property and business interruption insurance coverage for Duke Energy's nuclear facilities under three policy programs:

Primary Property Insurance. This policy provides $500 million of primary property damage coverage for each of Duke Energy's nuclear facilities.

Excess Property Insurance. This policy provides excess property, decontamination and decommissioning liability insurance: $2.25 billion for the Catawba Nuclear Station and $1.5 billion each for the Oconee and McGuire Nuclear Stations.

Business Interruption Insurance. This policy provides business interruption and/or extra expense coverage resulting from an accidental outage of a nuclear unit. Each McGuire and Catawba unit is insured for up to approximately $4 million per week, and the Oconee units are insured for up to approximately $3 million per week. Coverage amounts decline if more than one unit is involved in an accidental outage. Initial coverage begins after a 12-week deductible period and continues at 100% for 52 weeks and 80% for the next 110 weeks.

If NEIL's losses exceed its reserves for any of the above three programs, Duke Energy is liable for assessments of up to 10 times its annual premiums. The current potential maximum assessments are: Primary Property Insurance - $31 million, Excess Property Insurance - $36 million and Business Interruption Insurance - $29 million.

The other joint owners of the Catawba Nuclear Station are obligated to assume their pro rata share of liability for retrospective premiums and other premium assessments resulting from the Price-Anderson Act's excess secondary insurance program of risk pooling, or the NEIL policies.

Environmental. Duke Energy is subject to international, federal, state and local regulations regarding air and water quality, hazardous and solid waste disposal and other environmental matters.

Manufactured Gas Plants and Superfund Sites. Duke Energy operated manufactured gas plants until the early 1950s and has entered into a cooperative effort with the State of North Carolina and other owners of former manufactured gas plant sites to investigate and, where necessary, remediate those contaminated sites. Regulators consider Duke Energy to be a potentially responsible party, possibly subject to future liability at six federal and two state Superfund sites. While remediation costs may be substantial, Duke Energy will share in any liability associated with contamination at these sites with other potentially responsible parties. Management believes that resolution of these matters will have no material adverse effect on consolidated results of operations, cash flows or financial position.

PCB (Polychlorinated Biphenyl) Assessment and Cleanup Programs. In 2001, Texas Eastern Transmission, LP, a wholly owned subsidiary of Duke Energy, completed the remaining requirements of a 1989 U.S. Consent Decree regarding the cleanup of PCB-contaminated sites. The Environmental Protection Agency (EPA) certified the completion of all work under the Consent Decree in January 2002. Monitoring of groundwater and remediation at certain sites may continue as required by various state authorities.

In March 1999, Duke Energy sold PEPL and Trunkline to CMS. (See Note 1 for more information on the sale of the pipelines.) Under the terms of the sales agreement with CMS, Duke Energy is obligated to complete cleanup of previously identified contamination resulting from the past use of PCB-containing lubricants and other discontinued practices at certain sites on the PEPL and Trunkline systems.

Based on Duke Energy's experience to date and costs incurred for cleanup, management believes the resolution of matters relating to the environmental issues discussed above will have no material adverse effect on consolidated results of operations, cash flows or financial position.

Air Quality Control. In 1998, the EPA issued a final rule on regional ozone control that required 22 eastern states and the District of Columbia to revise their State Implementation Plans (SIPs) to significantly reduce emissions of nitrogen oxide by May 1, 2003. The EPA rule was challenged in court by various states, industry and other interests, including Duke Energy and the states of North Carolina and South Carolina. In 2000, the court upheld most aspects of the EPA rule. The same court subsequently extended the compliance deadline for implementation of emission reductions to May 31, 2004.

In 2000, the EPA finalized another ozone-related rule under Section 126 of the Clean Air Act (CAA). Section 126 of the CAA has virtually identical emission control requirements as the 1998 action, and specified a May 1, 2003 compliance date. While the emission reduction requirements of the rule have been upheld in court, the implementation date for the rule has been revised to May 2004 as a result of a legal challenge and the resulting court order.

Both North Carolina and South Carolina have revised their SIPs in response to the EPA's 1998 rule, and are awaiting EPA approval. Legislation was introduced in the North Carolina General Assembly in 2001 and passed by the state Senate that would require North Carolina electric utilities, including Duke Energy, to make significant reductions in emissions of sulfur dioxide and nitrogen oxides from coal-fired power plants over the next seven to 11 years. A provision in the proposed North Carolina legislation allows Duke Energy to recover costs of achieving the proposed emission reductions from customers through an environmental compliance expenditure-recovery factor that is separate from the electric utility's base rates. If passed into law, the final provisions could be significantly different from the proposal.

Emission control retrofits needed to comply with the new rules are large technical, design and construction projects. These projects will be managed closely to ensure the continuation of reliable electric service to Duke Energy's customers throughout the projects and upon their completion.

In 2000, the U.S. Justice Department, acting on behalf of the EPA, filed a complaint against Duke Energy in the U.S. District Court in Greensboro, North Carolina, for alleged violations of the New Source Review (NSR) provisions of the CAA. The EPA claims that 29 projects performed at 25 of Duke Energy's coal-fired units were major modifications, as defined in the CAA, and that Duke Energy violated the CAA's

NSR requirements when it undertook those projects without obtaining permits and installing emission controls for sulfur dioxide, nitrogen oxide and particulate matter. The complaint asks the court to order Duke Energy to stop operating the coal-fired units identified in the complaint, install additional emission controls and pay unspecified civil penalties. This complaint is part of the EPA's NSR enforcement initiative, in which the EPA claims that utilities and others have committed widespread violations of the CAA permitting requirements for the past 25 years. The EPA has sued or issued notices of violation of investigative information requests to at least 48 other electric utilities and cooperatives.

The EPA's allegations run counter to previous EPA guidance regarding the applicability of the NSR permitting requirements. Duke Energy, along with other utilities, has routinely undertaken the type of repair, replacement and maintenance projects that the EPA now claims are illegal. Duke Energy believes that all of its electric generation units are properly permitted and have been properly maintained, and is defending itself vigorously against these alleged violations. The U.S. Vice President's National Energy Policy Development Group has ordered the EPA to review its NSR rules and has ordered the Department of Justice to review the appropriateness of the enforcement cases. The EPA review was scheduled to be completed by August 2001, but has not yet been concluded. In January 2002, the Department of Justice released a report concluding that it was not improper for the Department of Justice to initiate the enforcement cases brought on behalf of the EPA. It specifically declined to address whether the EPA's enforcement actions are wise as a matter of national energy policy. Because these matters are in a preliminary stage, management cannot estimate the effects of these matters on Duke Energy's future consolidated results of operations, cash flows or financial position. The CAA authorizes civil penalties of up to $27,500 per day per violation at each generating unit. Civil penalties, if ultimately imposed by the court, and the cost of any required new pollution control equipment, if the court accepts the EPA's contentions, could be substantial.

California Issues. Duke Energy, some of its subsidiaries and three current or former executives have been named as defendants, among other corporate and individual defendants, in one or more of a total of six lawsuits brought by or on behalf of electricity consumers in the State of California. The plaintiffs seek damages as a result of the defendants' alleged unlawful manipulation of the California wholesale electricity markets. DENA and DETM are among 16 defendants in a class-action lawsuit (the Gordon lawsuit) filed against generators and traders of electricity in California markets. DETM was also named as one of numerous defendants in four additional lawsuits, including two class actions (the Hendricks and Pier 23 Restaurant lawsuits), filed against generators, marketers, traders and other unnamed providers of electricity in California markets. A sixth lawsuit (the Bustamante lawsuit) was brought by the Lieutenant Governor of the State of California and a State Assemblywoman, on their own behalf as citizens and on behalf of the general public, and includes Duke Energy, some of its subsidiaries and three current or former executives of Duke Energy among other corporate and individual defendants. The Gordon and Hendricks class-action lawsuits were filed in the Superior Court of the State of California, San Diego County, in November 2000. Three other lawsuits were filed in January 2001, one in Superior Court, San Diego County, and the other two in Superior Court, County of San Francisco. The Bustamante lawsuit was filed in May 2001 in Superior Court, Los Angeles County. These lawsuits generally allege that the defendants manipulated the wholesale electricity markets in violation of state laws against unfair and unlawful business practices and state antitrust laws. The plaintiffs seek aggregate damages of billions of dollars. The lawsuits seek the refund of alleged unlawfully obtained revenues for electricity sales and, in four lawsuits, an award of treble damages. These suits have been consolidated before a state court judge in San Diego. While these matters are in their earliest stages, management believes, based on its analysis of the facts and the asserted claims, that their resolution will have no material adverse effect on Duke Energy's consolidated results of operations, cash flows or financial position.

In addition to the lawsuits, several investigations and regulatory proceedings at the state and federal levels are looking into the causes of high wholesale electricity prices in the western U.S. At the federal level, numerous proceedings are before the FERC. Some parties to those proceedings have made claims for billions of dollars of refunds from sellers of wholesale electricity, including DETM. Some parties have also sought to revoke the authority of DETM and other DENA-affiliated electricity marketers to sell electricity at market-based rates. The FERC is also conducting its own wholesale pricing investigation. As a result, the FERC has ordered some sellers, including DETM, to refund, or to offset against outstanding accounts receivable, amounts billed for electricity sales in excess of a FERC-established proxy price. The proxy price represents what the FERC believes would have been the market-clearing price in a perfectly competitive market. In June 2001, DETM offset approximately $20 million against amounts owed by the California Independent System Operator and the California Power Exchange for electricity sales during January and February 2001. This offset reduced the $110 million reserve established in 2000 to $90 million. Proceedings are ongoing to determine, among other issues, the amount of any refunds or offsets for periods prior to January 2001, and the method to be used to determine the proxy price in future months.

At the state level, the California Public Utilities Commission is conducting formal and informal investigations to determine if power plant operators in California, including some Duke Energy entities, have improperly "withheld," either economically or physically, generation output from the market to manipulate market prices. In addition, the California State Senate formed a Select Committee to Investigate Price Manipulation of the Wholesale Energy Market (Select Committee). The Select Committee has served a subpoena on Duke Energy and some of its subsidiaries seeking data concerning their California market activities. The Select Committee has heard testimony from several witnesses but no one from Duke Energy has yet been subpoenaed to testify.

The California Attorney General is also conducting an investigation to determine if any market participants engaged in illegal activity, including antitrust violations, in the course of their electricity sales into wholesale markets in the western U.S. The Attorneys General of Washington and Oregon are participating in the California Attorney General's investigation. The San Diego District Attorney is conducting a separate investigation into market activities and has issued subpoenas to DETM and a DENA subsidiary.

The California Attorney General has also convened a grand jury to determine whether criminal charges should be brought against any market participants. To date, no Duke Energy employee has been called to testify before the grand jury nor have any criminal charges been filed against Duke Energy or any of its officers, directors or employees in connection with the wholesale electricity markets in the states of the western U.S.

Throughout 2001, Duke Energy conducted its business in California to supply the maximum possible electricity to meet the needs of the state, limit its exposure to non-creditworthy counterparties and manage the output limitations on its power plants imposed by applicable permits and laws. Since December 31, 2000, Duke Energy has closely managed the balance of doubtful receivables, and believes that the current pre-tax bad debt provision of $90 million is appropriate. No additional provisions for California receivables were recorded in 2001. Management believes, based on its analysis of the facts and the asserted claims, that the resolution of these matters will have no material adverse effect on Duke Energy's consolidated results of operations, cash flows or financial position.

Litigation and Contingencies. Exxon Mobil Corporation Arbitration. In 2000, three Duke Energy subsidiaries initiated binding arbitration against three Exxon Mobil Corporation subsidiaries (the Exxon Mobil entities) concerning the parties' joint ownership of DETM and related affiliates (the Ventures). At issue is a buy-out right provision under the joint venture agreements for these entities. If there is a material business dispute between the parties, which Duke Energy alleges has occurred, the buy-out provision gives Duke Energy the right to purchase Exxon Mobil's 40% interest in DETM. Exxon Mobil does not have a similar right under the joint venture agreements and once Duke Energy exercises the buy-out right, each party has the right to "unwind" the buy-out under certain specific circumstances. In December 2000, Duke Energy exercised its right to buy the Exxon Mobil entities' interest in the Ventures. Duke Energy claims that refusal by the Exxon Mobil entities to honor the exercise is a breach of the buy-out right provision, and seeks specific performance of the provision. Duke Energy has also made additional claims against the Exxon Mobil entities for breach of the agreements governing the Ventures.

In January 2001, the Exxon Mobil entities made counterclaims in the arbitration and, in a separate Texas state court action, alleged that Duke Energy breached its obligations to the Ventures and to the Exxon Mobil entities. In April 2001, the state court stayed its action, compelling the Exxon Mobil entities to arbitrate their claims. The Exxon Mobil entities proceeded with the arbitration of their claims and have not challenged this order in an appellate court. In early October 2001, the arbitration panel convened an evidentiary hearing regarding the buy-out right provision and Duke Energy's and Exxon Mobil's claims against each other. The panel has not yet ruled but Duke Energy expects a final decision from the panel in early 2002. Management believes that the final disposition of this action will have no material adverse effect on Duke Energy's consolidated results of operations or financial position.

Duke Energy and its subsidiaries are involved in other legal, tax and regulatory proceedings before various courts, regulatory commissions and governmental agencies regarding performance, contracts and other matters arising in the ordinary course of business, some of which involve substantial amounts. Management believes that the final disposition of these proceedings will have no material adverse effect on consolidated results of operations, cash flows or financial position.

Injuries and Damages Claims. Duke Energy has experienced numerous claims relating to damages for personal injuries alleged to have arisen from the exposure to or use of asbestos in connection with construction and maintenance activities conducted by Duke Energy on its electric generation plants during the 1960s and 1970s. During 1999, Duke Energy experienced a significant increase in the number of these claims. This increase, coupled with its cumulative experience in claims received, prompted Duke Energy to conduct a comprehensive review which was completed in late 1999 and to record an $800 million accrual, to reflect the purchase of a third-party insurance policy as well as estimated amounts for future claims not recoverable under such policy. The insurance policy, combined with amounts covered by self-insurance reserves, provides for claims paid up to an aggregate of $1.6 billion. Duke Energy currently believes the estimated claims relating to this exposure will not exceed such amount. While Duke Energy is uncertain as to the timing of when claims will be received, portions of the estimated claims may not be received and paid for 30 or more years.

While Duke Energy has recorded an accrual related to this estimated liability, such estimates cannot be made with certainty. Factors, such as the frequency and magnitude of claims, could result in changes in the estimates of the injuries and damages liability and insurance recoveries. Such changes could result in, over time, a difference from the amount currently reflected in the financial statements. However, due to Duke Energy's insurance program relating to this liability, management believes that any changes in the estimates would not have a material adverse effect on consolidated results of operations, cash flows or financial position.

Other Commitments and Contingencies. As part of its normal business, Duke Energy is a party to various financial guarantees, performance guarantees and other contractual commitments to extend guarantees of credit and other assistance to various subsidiaries, investees and other third parties. These arrangements are largely entered into by Duke Capital Corporation. To varying degrees, these guarantees involve elements of performance and credit risk, which are not included on the Consolidated Balance Sheets. The possibility of Duke Energy having to honor its contingencies is largely dependent upon future operations of various subsidiaries, investees and other third parties, or the occurrence of certain future events. Duke Energy would record a reserve if events occurred that required that one be established.

In addition, Duke Energy enters into various fixed-price, non-cancelable commitments to purchase or sell power (tolling arrangements or power purchase contracts), take-or-pay arrangements, transportation or throughput agreements and other contracts that may or may not be recognized on the Consolidated Balance Sheets. Some of these arrangements may be recognized at market value on the Consolidated Balance Sheets as trading contracts or qualifying hedge positions included in Unrealized Gains or Losses on Mark-to-Market and Hedging Transactions.

Financial Guarantees. Some Duke Energy subsidiaries have guaranteed affiliates' debt agreements and have provided surety bonds and letters of credit, totaling approximately $579 million as of December 31,

2001 and $1.9 billion as of December 31, 2000. The decrease in these obligations is due primarily to decreasing support for margin deposits and power exchange participation.

Leases. Duke Energy leases assets in several areas of its operations. Consolidated rental expense for operating leases was $114 million in 2001, $90 million in 2000 and $87 million in 1999. Future minimum rental payments under operating leases for the years 2002 through 2006 are $87 million, $70 million, $57 million, $43 million and $34 million, respectively.

See Note 21 to the Consolidated Financial Statements for information regarding subsequent events related to commitments and contingencies.

16. Common Stock and Equity Offerings

In March 2001, Duke Energy completed an offering of 25 million shares of common stock, priced at $38.98 per share, before underwriting discount and other offering expenses. In addition, Duke Energy completed an offering of approximately 31 million units of Equity Units, at $25 per unit, before underwriting discount and other offering expenses. The Equity Units consist of senior notes of Duke Capital Corporation, and purchase contracts obligating the investors to purchase shares of Duke Energy's common stock in 2004. The number of shares to be issued in 2004 will be based on the price of the common stock at conversion. Also in March 2001, the underwriters exercised options granted to them to purchase an additional 3.75 million shares of common stock and four million Equity Units at the original issue prices, less underwriting discounts, to cover over-allotments made during the offerings. Total net proceeds from the offerings, approximately $1.9 billion, were used to repay short-term debt and for other corporate purposes.

In November 2001, Duke Energy completed an offering of 30 million Equity Units, at $25 per unit, before underwriting discount and other offering expenses. The Equity Units consist of senior notes of Duke Capital Corporation, and purchase contracts obligating the investors to purchase shares of Duke Energy's common stock in 2004. The number of shares to be issued in 2004 will be based on the price of the common stock at conversion. The net proceeds from the offering were approximately $731 million.

The Duke Capital Corporation senior notes that are part of the Equity Units are included in Long-term Debt on the Consolidated Balance Sheets. (See Note 10.) The value of the forward purchase contracts associated with the Equity Units were assumed to be zero at inception as the offerings were done at market prices. The return on the Equity Units consists of interest on the debt component and a contract adjustment payment. The contract adjustment was recorded as a declared dividend and its present value was recorded in Other Current and Noncurrent Liabilities on the Consolidated Balance Sheets.

At Duke Energy's Annual Meeting of Shareholders held on April 26, 2001, shareholders approved an amendment to the Articles of Incorporation to increase the authorized common stock from one billion to two billion shares.

On December 20, 2000, Duke Energy announced a two-for-one common stock split effective January 26, 2001, to shareholders of record on January 3, 2001. All 2000 and 1999 outstanding share and per share amounts have been restated to reflect the stock split. Appropriate adjustments have been made in the exercise price and number of shares subject to stock options, as well as in stock amounts and other employee benefit programs. Effective with the stock split, the quarterly cash dividend rate on common stock is $0.275 per share.

See Note 21 to the Consolidated Financial Statements for information regarding subsequent events related to common stock and equity offerings.

17. Stock-Based Compensation

The following information regarding outstanding common stock shares and options reflects the two-for-one common stock split discussed in Note 16.

Duke Energy's 1998 Long-term Incentive Plan, as amended (the 1998 Plan), reserved 60 million shares of common stock for company performance awards to employees and outside directors. Incentive stock options may only be granted to key employees. Under the 1998 Plan, the exercise price of each option granted cannot be less than the market price of Duke Energy's common stock on the date of grant. Vesting periods range from one to five years with a maximum term of 10 years.

-----------------------------------------------------------------------------
Stock Option Activity
-----------------------------------------------------------------------------
                                         Options         Weighted-Average
                                      (in thousands)      Exercise Price
                                     ----------------------------------------
Outstanding at December 31, 1998           8,923              $23
            Granted                       10,308               27
            Exercised                       (856)              12
            Forfeited                       (750)              29
                                     -----------
Outstanding at December 31, 1999          17,625               25
            Granted                        7,594               41
            Exercised                     (2,047)              21
            Forfeited                       (666)              27
                                     -----------
Outstanding at December 31, 2000          22,506               31
            Granted                        7,090               37
            Exercised                     (2,285)              25
            Forfeited                       (905)              33
                                     -----------
 Outstanding at December 31, 2001         26,406               33
-----------------------------------------------------------------------------

----------------------------------------------------------------------------------------------
Stock Options at December 31, 2001
----------------------------------------------------------------------------------------------
                                      Outstanding                         Exercisable
                     -------------------------------------------------------------------------
                                       Weighted-      Weighted-                    Weighted-
      Range of                          Average        Average                      Average
      Exercise           Number      Remaining Life    Exercise       Number        Exercise
       Prices        (in thousands)    (in years)       Price     (in thousands)     Price
----------------------------------------------------------------------------------------------
     $ 5 to $8               21           2.2            $  8             21         $  8
     $ 9 to $12             784           2.4              10            784           10
     $13 to $16             168           4.1              14            168           14
     $17 to $22             186           5.1              22            186           22
     $23 to $27           5,278           8.0              25          2,317           25
     $28 to $33           6,565           6.7              29          3,049           29
     $34 to $39           7,236           9.9              38              -            -
          **$39           6,168           9.0              43          1,412           43
                       --------                                   ----------
       Total             26,406                                        7,937           28
----------------------------------------------------------------------------------------------

On December 31, 2000, Duke Energy had 5.2 million exercisable options with a $23 weighted-average exercise price. On December 31, 1999, Duke Energy had 3.6 million exercisable options with a $17 weighted-average exercise price.

** denotes greater than

The weighted-average fair value per option granted was $10 during 2001, $10 during 2000 and $5 during 1999. The fair value of each option grant was estimated on the date of grant using the Black-Scholes option-pricing model.

--------------------------------------------------------------------------------
Weighted-Average Assumptions for Option-Pricing
--------------------------------------------------------------------------------
                                                2001         2000           1999
                                           -------------------------------------
Stock dividend yield                             3.4%         3.7%          4.1%
Expected stock price volatility                 29.5%        25.1%         18.8%
Risk-free interest rates                         5.0%         5.3%          5.9%
Expected option lives                         7 years      7 years       7 years
--------------------------------------------------------------------------------

Duke Energy's net income for 2001 would have been $1,876 million, or $2.42 per basic share, had compensation expense for stock-based compensation been based on the fair value at the grant dates. Net income for 2000 would have been $1,764 million, or $2.37 per basic share, and 1999 net income would have been $1,498 million, or $2.03 per basic share.

The 1998 Plan allows for a maximum of six million shares of common stock to be issued under restricted stock awards, performance awards and phantom stock awards. Performance awards granted under the 1998 Plan vest over periods from one to seven years. Duke Energy awarded 24,000 shares (fair value of approximately $1 million at grant dates) in 2001, 225,000 shares (fair value of approximately $7 million at grant dates) in 2000 and 986,400 shares (fair value of approximately $26 million at grant dates) in 1999. Compensation expense for the stock grants is charged to earnings over the vesting period, and totaled $6 million in 2001, $7 million in 2000 and $3 million in 1999.

Phantom stock awards granted under the 1998 Plan vest over periods from one to four years. Duke Energy awarded 457,700 shares (fair value of approximately $17 million at grant dates) in 2001 and 168,500 shares (fair value of approximately $7 million at grant dates) in 2000. No phantom stock awards were granted in 1999. Compensation expense for the stock grants is charged to earnings over the vesting period, and totaled $4 million in 2001, and was less than $1 million in 2000. There was no compensation expense for stock grants in 1999.

Duke Energy's 1996 Stock Incentive Plan (the 1996 Plan) reserved four million shares of common stock for awards to employees. Restricted stock grants under the 1996 Plan vest over periods ranging from one to five years. Duke Energy awarded 124,005 restricted shares (fair value of approximately $5 million at grant dates) in 2001, 294,526 restricted shares (fair value of approximately $8 million at grant dates) in 2000 and 131,700 restricted shares (fair value of approximately $4 million at grant dates) in 1999. Compensation expense for the grants is charged to earnings over the restriction period and totaled $4 million in 2001, $4 million in 2000, and $1 million in 1999.

18. Employee Benefit Plans

Retirement Plans. Duke Energy and its subsidiaries maintain a non-contributory defined benefit retirement plan. It covers most employees with minimum service requirements using a cash balance formula. Under a cash balance formula, a plan participant accumulates a retirement benefit based upon a percentage (which may vary with age and years of service) of current eligible earnings and current interest credits.

Duke Energy's policy is to fund amounts on an actuarial basis to provide assets sufficient to meet benefits to be paid to plan participants. No contributions to the Duke Energy plan were necessary in 2001 or 2000. The net unrecognized transition asset, resulting from the implementation of accrual accounting, is amortized over approximately 20 years. Investment gains or losses are amortized over five years.

--------------------------------------------------------------------------------------------
 Components of Net Periodic Pension Costs (in millions)
--------------------------------------------------------------------------------------------
                                                      For the Years Ended December 31,
                                                --------------------------------------------
                                                    2001            2000           1999
                                                --------------------------------------------
 Service cost benefit earned during the year       $  74           $  70          $  72
 Interest cost on projected benefit obligation       188             184            165
 Expected return on plan assets                     (264)           (244)          (224)
 Amortization of prior service cost                   (3)             (3)            (3)
 Amortization of net transition asset                 (4)             (4)            (4)
 Recognized net actuarial loss                         -               -             12
                                                --------------------------------------------
 Net periodic pension costs                        $  (9)          $   3          $  18
============================================================================================

--------------------------------------------------------------------------------
 Reconciliation of Funded Status to Pre-funded Pension Costs
--------------------------------------------------------------------------------
                                                               December 31,
                                                         -----------------------
 (in millions)                                              2001        2000
--------------------------------------------------------------------------------
 Change in Benefit Obligation
 Benefit obligation at beginning of year                   $ 2,586     $ 2,446
 Service cost                                                   74          70
 Interest cost                                                 188         184
 Actuarial (gain) loss                                        (147)         16
 Plan amendments                                                 1           -
 Benefits paid                                                (174)       (130)
                                                         -----------------------
 Benefit obligation at end of year                         $ 2,528     $ 2,586
                                                         -----------------------

 Change in Plan Assets
 Fair value of plan assets at beginning of year /a/        $ 3,038     $ 3,121
 Actual return on plan assets                                 (394)         47
 Benefits paid                                                (174)       (130)
                                                         -----------------------
 Fair value of plan assets at end of year /a/              $ 2,470     $ 3,038
                                                         -----------------------

 Funded status                                             $   (58)    $   452
 Unrecognized net experience loss (gain)                       400        (110)
 Unrecognized prior service cost reduction                     (17)        (22)
 Unrecognized net transition asset                             (12)        (16)
                                                         -----------------------
 Pre-funded pension costs                                  $   313     $   304
================================================================================
/a/ Principally equity and fixed-income securities. For measurement purposes, plans assets were valued as of September 30.

--------------------------------------------------------------------------------
 Assumptions Used for Pension Benefits Accounting /a/
--------------------------------------------------------------------------------
 (percent)                                             2001      2000     1999
--------------------------------------------------------------------------------
 Discount rate                                         7.25      7.50     7.50
 Salary increase                                       4.94      4.53     4.50
 Expected long-term rate of return on plan assets      9.25      9.25     9.25
================================================================================
/a/ Reflects weighted averages across all plans

Duke Energy also sponsors employee savings plans that cover substantially all employees. Duke Energy expensed employer matching contributions of $69 million in 2001, $66 million in 2000 and $68 million in 1999.

Other Post-Retirement Benefits. Duke Energy and most of its subsidiaries provide some health care and life insurance benefits for retired employees on a contributory and non-contributory basis. Employees are eligible for these benefits if they have met age and service requirements at retirement, as defined in the plans. Under plan amendments effective late 1998 and early 1999, health care benefits for future retirees were changed to limit employer contributions and medical coverage.

These benefit costs are accrued over an employee's active service period to the date of full benefits eligibility. The net unrecognized transition obligation, resulting from accrual accounting, is amortized over approximately 20 years.

--------------------------------------------------------------------------------------------------------
 Components of Net Periodic Post-Retirement Benefit Costs (in millions)
--------------------------------------------------------------------------------------------------------
                                                                     For the Years Ended December 31,
                                                                   -------------------------------------
                                                                      2001         2000         1999
                                                                   -------------------------------------
 Service cost benefit earned during the year                          $  5         $  5         $  7
 Interest cost on accumulated post-retirement benefit
   Obligation                                                           44           43           40
 Expected return on plan assets                                        (24)         (23)         (21)
 Amortization of prior service cost                                      1            1            1
 Amortization of net transition obligation                              18           18           18
 Recognized net actuarial gain                                           -            -           (1)
 Plan curtailments                                                      (3)           -            -
                                                                   -------------------------------------
 Net periodic post-retirement benefit costs                           $ 41         $ 44         $ 44
========================================================================================================

--------------------------------------------------------------------------------
 Reconciliation of Funded Status to Accrued Post-Retirement Benefit Costs
--------------------------------------------------------------------------------
                                                               December 31,
                                                           ---------------------
 (in millions)                                                2001       2000
--------------------------------------------------------------------------------
 Change in Benefit Obligation
 Accumulated post-retirement benefit obligation
   at beginning of year                                       $ 614      $ 562
 Service cost                                                     5          5
 Interest cost                                                   44         43
 Plan participants' contributions                                 9          7
 Actuarial loss                                                 104         39
 Benefits paid                                                  (61)       (42)
 Plan curtailments                                               (3)         -
                                                           ---------------------
 Accumulated post-retirement benefit obligation at
   end of year                                                $ 712      $ 614
                                                           ---------------------

 Change in Plan Assets
 Fair value of plan assets at beginning of year /a/           $ 325      $ 327
 Actual return on plan assets                                   (40)         8
 Employer contributions                                          32         25
 Plan participants' contributions                                 9          7
 Benefits paid                                                  (61)       (42)
                                                           ---------------------
 Fair market value of plan assets at end of year /a/          $ 265      $ 325
                                                           ---------------------

 Funded status                                                $(447)     $(289)
 Employer contributions                                          11          9
 Unrecognized net experience loss (gain)                        111        (56)
 Unrecognized prior service cost                                  4          5
 Unrecognized transition obligation                             196        214
                                                           ---------------------
 Accrued post-retirement benefit costs                        $(125)     $(117)
================================================================================
/a/ Principally equity and fixed-income securities. For measurement purposes, plan assets were valued as of September 30.

-------------------------------------------------------------------------------------
Assumptions Used for Post-Retirement Benefits Accounting /a/
-------------------------------------------------------------------------------------
(percent)                                         2001         2000          1999
-------------------------------------------------------------------------------------
Discount rate                                      7.25         7.50         7.50
Salary increase                                    4.94         4.53         4.50
Expected long-term rate of return on assets        9.25         9.25         9.25
Assumed tax rate /b/                              39.60        39.60        39.60
-------------------------------------------------------------------------------------

/a/ Reflects weighted averages across all plans
/b/ Applicable to the health care portion of funded post-retirement benefits

For measurement purposes, the net per capita cost of covered health care benefits for employees who have not retired are assumed to have an initial annual rate of increase of 11.5% in 2002 that will gradually decrease to 6% in 2008. For employees that have retired, an initial annual rate of increase of 14.5% in 2002 will gradually decrease to 6% in 2011. Assumed health care cost trend rates have a significant effect on the amounts reported for the health care plans.

------------------------------------------------------------------------------------------------------
Sensitivity to Changes in Assumed Health Care Cost Trend Rates (in millions)
------------------------------------------------------------------------------------------------------
                                                               1-Percentage-      1-Percentage-
                                                              Point Increase      Point Decrease
                                                          --------------------------------------------
Effect on total service and interest costs                         $  2               $ (2)
Effect on post-retirement benefit obligation                         47                (40)
------------------------------------------------------------------------------------------------------

19. Quarterly Financial Data (Unaudited)

---------------------------------------------------------------------------------------------------------
                                                  First       Second        Third     Fourth
(In millions, except per share data)             Quarter     Quarter       Quarter   Quarter        Total
---------------------------------------------------------------------------------------------------------
2001

Operating revenues                                $5,552      $4,294        $4,734    $3,986      $18,566
Operating income                                   1,182         880         1,492       546        4,100
EBIT                                               1,254         902         1,529       571        4,256
Income before cumulative effect of
   change in accounting principle                    554         419           796       225        1,994
Net income                                           458         419           796       225        1,898
Earnings per share (before cumulative
   effect of change in accounting principle)
   Basic                                          $ 0.74      $ 0.54        $ 1.02    $ 0.29      $  2.58
   Diluted                                        $ 0.73      $ 0.53        $ 1.01    $ 0.28      $  2.56
Earnings per share

   Basic                                          $ 0.61      $ 0.54        $ 1.02    $ 0.29      $  2.45
   Diluted                                        $ 0.60      $ 0.53        $ 1.01    $ 0.28      $  2.44

2000

Operating revenues                                $3,216      $3,930        $5,178    $4,981      $17,305
Operating income                                     812         794         1,501       706        3,813
EBIT                                                 859         837         1,556       762        4,014
Net income                                           393         329           770       284        1,776
Earnings per share /a/
   Basic                                          $ 0.53      $ 0.44        $ 1.04    $ 0.38      $  2.39
   Diluted                                        $ 0.53      $ 0.44        $ 1.03    $ 0.38      $  2.38
---------------------------------------------------------------------------------------------------------

/a/ Restated to reflect the two-for-one common stock split effective January 26, 2001

During the fourth quarter of 2001, Duke Energy recorded a $43 million provision for non-collateralized accounting exposure to Enron, as well as a $36 million reduction in unbilled revenue receivables, resulting from a refinement in the estimates used to calculate unbilled kilowatt-hour sales.

20. Subsequent Events

On January 31, 2002, Duke Energy announced the planned sale of its DE&S business unit to Framatome ANP, Inc. (a nuclear supplier) for approximately $84 million. Two components of DE&S are not part of the sale. Duke Energy will establish Duke Energy - Energy Delivery Services, formed by the power delivery services component of DE&S, which will continue to supply power delivery solutions to customers. Leadership of the U.S. Department of Energy Mixed Oxide Fuel project will also remain with Duke Energy. The transaction will require a Hart Scott Rodino filing and is expected to close in the second quarter of 2002.

On March 13, 2002, Duke Energy announced the planned sale of DukeSolutions to Ameresco, Inc. Duke Energy expects to close the transaction during the second quarter of 2002, and record a loss of approximately $20 million.

21. Subsequent Events (Unaudited)

Debt

During 2002, Duke Energy issued $2,110 million of senior unsecured notes: $750 million of 6.25% senior unsecured notes due in 2012, $250 million of floating rate (based on the three-month LIBOR plus 0.35%) senior unsecured notes due in 2005, $250 million of 6.60% retail senior unsecured notes due in 2022 (swapped to floating rate based on the three-month LIBOR), $350 million of 6.45% senior unsecured notes due in 2032, $110 million of 4.61% senior unsecured notes due in 2007 and $400 million of 5.625% senior unsecured notes due in 2012. In addition, Duke Energy refinanced $250 million of senior unsecured debt with a short-term private debt securities offering. The proceeds from these issuances were used primarily for general corporate purposes, to repay the $250 million of private debt securities, to redeem $100 million of Duke Energy's 7.5% Series B First and Refunding Mortgage Bonds due in 2025, to retire $250 million of senior unsecured debt, and to repay commercial paper. Related to the repayment of the $250 million of private debt securities, Duke Energy paid approximately $43 million to buy back a remarketing option, the cost of which will be amortized over the life of the $350 million of 6.45% senior unsecured notes.

In 2002, Duke Capital Corporation issued $500 million of 6.25% senior unsecured notes due in 2013 and $250 million of 6.75% senior unsecured notes due in 2032. In addition, Duke Capital Corporation, through private placement transactions, issued $500 million of floating rate (based on the one-month LIBOR plus 0.65%) senior unsecured notes due in 2003 and $100 million of floating rate (based on the one-month LIBOR plus 0.85%) senior unsecured notes due in 2004. The proceeds from these issuances were used for general corporate purposes and to repay commercial paper. Additionally, Duke Capital Corporation decreased its note payable to D/FD by $286 million, to $282 million as of December 31, 2002. The weighted-average interest rate on this note for 2002 was 2.5%. (See Notes 8 and 10.)

In 2002, a wholly owned subsidiary of Duke Energy, Duke Australia Pipeline Finance Pty Ltd., closed a syndicated bank debt facility for $450 million with various banks to fund its pipeline and power businesses in Australia. The facility is split between a Duke Capital Corporation-guaranteed tranche and a non-recourse project finance tranche that is secured by liens over existing Australian pipeline assets. Proceeds from the project finance tranche were used to repay intercompany loans.

During 2002, Texas Eastern Transmission, LP, issued $300 million of 5.25% senior unsecured notes due in 2007 and $450 million of 7.0% senior unsecured notes due in 2032. The proceeds from these issuances were used for general corporate purposes, including the repayment of debt which matured in July 2002, and for pipeline expansion and maintenance projects.

In 2002, Algonquin Gas Transmission Company, a wholly owned subsidiary of Duke Energy, through a private placement transaction, issued $300 million of 5.69% senior unsecured notes due in 2012. The proceeds from this issuance are to be used for general corporate purposes, including repayment of maturing debt and for pipeline expansion and maintenance projects.

In 2002, East Tennessee Natural Gas Company, a wholly owned subsidiary of Duke Energy, through a private placement transaction issued $150 million of 5.71% senior unsecured notes due in 2012. The proceeds from this issuance were used for general corporate purposes, including the repayment of maturing corporate debt, and for pipeline expansion and maintenance projects.

During 2002, Union Gas Limited, a wholly owned subsidiary of Duke Energy and Westcoast, issued 200 million Canadian dollars of 5.19% debentures due in 2007. The proceeds from this issuance were used for general corporate purposes, including the repayment of maturing debt, the repayment of commercial paper and funding of capital expenditures.

In 2000, Catawba, a consolidated entity of Duke Energy, issued $1,025 million of preferred member interests to a third-party investor. The proceeds from the non-controlling investor were reflected on the Consolidated Balance Sheets as Minority Interest in Financing Subsidiary and were subsequently advanced to DEPG, a wholly owned subsidiary of Duke Energy. In September 2002, Catawba distributed the receivable from DEPG to the preferred member, which simultaneously withdrew its interest. As a result, the $1,025 million that DEPG previously owed to Catawba became an obligation to the third-party investor and was reclassified on the September 30, 2002 Consolidated Balance Sheet to Long-term Debt. In October 2002, Duke Energy purchased the equity interests in the third party investor and effectively reduced the debt to $994 million. Additionally, Duke Capital Corporation financially guaranteed the $994 million in return for certain modifications to the terms of the credit agreement.

On March 14, 2002, Duke Energy acquired Westcoast for approximately $8 billion, including the assumption of $4.7 billion of debt. The assumed debt consists of debt of Westcoast, Union Gas Limited (a wholly-owned subsidiary of Westcoast) and various project entities that are wholly owned or consolidated by Duke Energy. The interest rates on the assumed debt range from 1.8% to 15.0%, with maturity dates ranging from 2002 through 2031.

Preferred and Preference Stock

In 2002, Duke Energy redeemed all of its Auction Series A preferred stock. The total redemption price was approximately $75 million.

Equity Offering

In October 2002, Duke Energy issued 54.5 million shares of common stock at $18.35 in a public offering. The proceeds from the offering were approximately $1.0 billion, before underwriting commissions and other offering expenses, and are being used to repay commercial paper previously issued to fund a portion of the consideration for the Westcoast acquisition.

Regulatory Matters

In 2001, the NCUC and the PSCSC began a joint investigation, along with the Public Staff of the NCUC, regarding certain Duke Power regulatory accounting entries for 1998, including the classification of nuclear insurance distributions. As part of their investigation, the NCUC and PSCSC jointly engaged an independent firm to conduct an accounting investigation of Duke Power's accounting records for reporting periods from 1998 through June 30, 2001. In the fourth quarter of 2002, Duke Power entered into a settlement agreement with the NCUC and PSCSC, in which the parties agreed to changes primarily related to nuclear insurance distributions, a one-time $25 million credit to Duke Power's deferred fuels account for the benefit of North Carolina and South Carolina customers, and the reclassification of $52 million of $58 million held in a suspense account to a nuclear insurance operation reserve account. The remaining $6 million would be credited to income, which resulted in a net $19 million pre-tax charge in fourth quarter 2002. The Carolina Utilities Customer Association, a group that represents industrial customers in regulatory proceedings before the NCUC, has appealed the decision to the North Carolina court of appeals. In February 2003, Duke Energy received a Western District of North Carolina Grand Jury subpoena for documents related to the audit by the NCUC and the PSCSC of Duke Power regulatory reporting from 1998 to 2000. Duke Energy intends to fully cooperate with the government in connection with this investigation.

In October 2002, Duke Energy entered into a $240 million stock purchase agreement with National Fuel Gas Company pursuant to which National Fuel will acquire Duke Energy's Empire State Pipeline. The

Empire State Pipeline, a natural gas pipeline that originates at the U.S./Canada border and extends into New York, was acquired by Duke Energy as part of the Westcoast acquisition in March 2002 (See Note 2). The transaction, which was subject to a number of conditions including certain regulatory approvals, is was finalized in February 2003.

Commitments and Contingencies

Western Power Disputes. California Litigation. Duke Energy, some of its subsidiaries and three current or former executives have been named as defendants, along with numerous other corporate and individual defendants, in one or more of a total of 15 lawsuits, filed in California on behalf of purchasers of electricity in the State of California, with one suit filed on behalf of a Washington State electricity purchaser. Most of these lawsuits seek class action certification and damages, and other relief, as a result of the defendants' alleged unlawful manipulation of the California wholesale electricity markets. These lawsuits generally allege that the defendants manipulated the wholesale electricity markets in violation of state laws against unfair and unlawful business practices and, in some suits, in violation of state antitrust laws. Plaintiffs in these lawsuits seek aggregate damages of billions of dollars. The lawsuits seek the restitution and/or disgorgement of alleged unlawfully obtained revenues for sales of electricity and, in some lawsuits, an award of treble damages for alleged violations of state antitrust laws.

The first six of these lawsuits were filed in late 2000 through mid-2001 and were consolidated before a single judge in San Diego. The plaintiffs in the six lawsuits filed a joint Master Amended Complaint in March 2002, which added additional defendants. The claims against the additional defendants are similar to those in the original complaints. In April 2002, some defendants, including Duke Energy, filed cross-complaints against various market participants not named as defendants in the plaintiffs' original and amended complaints. In May 2002, certain cross-defendants removed these actions to federal court in San Diego.

The other nine of these 15 suits were filed in mid- to late 2002. The state court suits have been removed to federal court, and all suits have been transferred to federal court in San Diego for pre-trial consolidation with the previously filed six lawsuits. Various motions are pending before the courts, including motions concerning the jurisdiction of the courts and motions to dismiss claims of the parties. In December 2002, the court ordered the remand of the original six suits, and certain defendants and cross-defendants have appealed that ruling.

On January 6, 2003, the federal court in San Diego granted the motion of the defendants to dismiss the suit filed by the Washington state plaintiff. The court ruled that the plaintiff's state law claims, including alleged violations of the California antitrust and unfair business practices laws, were barred on filed rate and federal preemption grounds.

Related Oregon and Washington Litigation. On December 16 and December 20, 2002, respectively, plaintiffs filed class action suits against Duke Energy and numerous other energy companies in state court in Oregon and in federal court in Washington making allegations similar to those in the California suits. Plaintiffs allege they paid unreasonably high prices for electricity and/or natural gas during the time period from January 2000 to the present as a result of defendants' activities which were fraudulent, negligent, and in violation of each state's business practices laws. Among other things, they seek damages, an order from the court prohibiting the defendants from engaging in the alleged unlawful acts complained of, and an accounting of the transactions entered into for the purchase and sale of wholesale energy.

Trade publications. On November 20, 2002, the Lieutenant Governor of the State of California, on behalf of himself, the general public and taxpayers of California, filed a class action suit against the publisher of natural gas trade publications and numerous other defendants, including seven Duke Energy entities, in state court in Los Angeles alleging that the defendants engaged in various unlawful acts, including artificially inflating the index prices of natural gas reported in industry publications through collusive behavior, and have thereby violated state business practices laws. The plaintiffs seek an order prohibiting the defendants from engaging in the acts complained of, restitution, disgorgement of profits acquired through defendants' alleged unlawful acts, an award of civil fines, compensatory and punitive damages in unspecified amounts, and other appropriate relief.

Other proceedings. In addition to the lawsuits, several investigations and regulatory proceedings at the state and federal levels are looking into the causes of high wholesale electricity prices in the western U.S during 2000 and 2001. At the federal level, numerous proceedings are before the FERC. Some parties to those proceedings have made claims for billions of dollars of refunds from sellers of wholesale electricity, including Duke Energy Trading and Marketing, L.L.C. (DETM). Some parties have also sought to revoke the authority of DETM and other DENA-affiliated electricity marketers to sell electricity at market-based rates. The FERC is also conducting its own wholesale pricing investigation. As a result, the FERC has ordered some sellers, including DETM, to refund, or to offset against outstanding accounts receivable, amounts billed for electricity sales in excess of a FERC-established proxy price. The proxy price represents what the FERC believes would have been the market-clearing price in a perfectly competitive market. In June 2001, DETM offset approximately $20 million against amounts owed by the California Independent System Operator (CAISO) and the California Power Exchange (CalPX) for electricity sales during January and February 2001. This offset reduced the $110 million reserve established in 2000 to $90 million. Since December 31, 2000, Duke Energy has closely managed the balance of doubtful receivables, and believes that the current pre-tax bad debt provision of $90 million is appropriate. No additional provisions for California receivables were recorded in 2001 or 2002.

In December 2002, the presiding administrative law judge in the FERC refund proceedings issued his proposed findings with respect to the mitigated market clearing price, including his preliminary determinations of the refund liability of each seller of electricity in the CAISO and CalPX. These proposed findings estimate that DETM has refund liability of approximately $95 million in the aggregate to both the CAISO and CalPX,. This would be offset against the remaining receivables still owed to DETM by the CAISO and CalPX. The proposed findings are the presiding judge's estimates only and are still subject to further recalculation and adoption by the FERC in connection with its ongoing wholesale pricing investigation.

At the state level, the California Public Utilities Commission is conducting formal and informal investigations to determine if power plant operators in California, including some Duke Energy entities, have improperly "withheld," either economically or physically, generation output from the market to manipulate market prices. In addition, the California State Senate formed a Select Committee to Investigate Price Manipulation of the Wholesale Energy Market (Select Committee). The Select Committee served a subpoena on Duke Energy and some of its subsidiaries seeking data concerning their California market activities. The Select Committee heard testimony from several witnesses but no one from Duke Energy has been subpoenaed to testify.

The California Attorney General is also conducting an investigation to determine if any market participants engaged in illegal activity, including antitrust violations, in the course of their electricity sales into wholesale markets in the western U.S. The Attorneys General of Washington and Oregon are participating in the California Attorney General's investigation. The San Diego District Attorney is conducting a separate investigation into market activities and issued subpoenas to DETM and a DENA subsidiary.

The U.S. Attorney's Office in San Francisco served a grand jury subpoena on Duke Energy in November 2002 seeking, in general, information relating to possible manipulation of the electricity markets in California, including potential antitrust violations. As with the other ongoing investigations related to the California electricity markets, Duke Energy is cooperating with the U.S. Attorney's Office in connection with its investigation.

Sacramento Municipal Utility District (SMUD) and City of Burbank, California FERC Complaints. On July 24, 2002 and August 12, 2002, respectively, the Sacramento Municipal Utility District and the City of

Burbank, California filed complaints with the FERC against DETM and other providers of wholesale energy requesting that the FERC mitigate alleged unjust and unreasonable prices in sales contracts entered into between DETM and the complainants in the first quarter of 2001. The complainants, alleging that DETM had the ability to exercise market power, claim that the contract prices are unjust and unreasonable because they were entered into during a period that the FERC determined the western markets to be dysfunctional and uncompetitive and that the western markets influenced their price. In support of their request to mitigate the contract price, the complainants rely on the fact that the contract prices are higher than prices in the West following implementation of the FERC's June 2001 price mitigation plan. The complainants request the FERC to set "just and reasonable" contract rates and to promptly set a refund effective date. On September 18, 2002, the FERC issued an order in the Sacramento matter setting forth, in part, that the matter be set for an evidentiary hearing to be held in abeyance until the parties engage in settlement negotiations, that the parties be required to participate in settlement negotiations, and that a refund effective date of September 22, 2002 be established. DETM participated in settlement proceedings and reached a settlement with SMUD in early February 2003. On February 7, 2003, SMUD filed to withdraw its FERC complaint against DETM. The FERC has not yet issued an order in the City of Burbank proceeding.

Colorado River Commission of Nevada (CRCN) /Pioneer Companies (Pioneer). The State of Nevada, through the CRCN, filed an "interpleader" complaint in federal court in Nevada on July 9, 2002, against Pioneer and 13 vendors, including DETM, who entered into power transactions with the CRCN between January 1998 and the filing date of the suit. The CRCN alleges that it purchased power on behalf of Pioneer but that Pioneer has disavowed its contractual liability to pay for certain of those power transactions. The CRCN asserts that DETM and the other vendors may have claims for the value of their contracts with the CRCN in excess of $100 million. The CRCN asks the court to assess the competing claims of the parties and distribute the assets which it seeks to deposit into the registry of the court (cash assets of approximately $35 million allegedly held for Pioneer's behalf as well as the value of electric power delivered or to be delivered on Pioneer's behalf) and issue other appropriate orders to resolve the claims while prohibiting the institution or prosecution of other proceedings affecting the claims at issue. DETM and certain other parties have filed motions to dismiss the complaint on various grounds.

Management believes, based on its analysis of the facts and the asserted claims, that the resolution of these Western Power Disputes will have no material adverse effect on Duke Energy's consolidated results of operations, cash flows or financial position.

Exxon Mobil Corporation Arbitration. In 2000, three Duke Energy subsidiaries initiated binding arbitration against three Exxon Mobil Corporation subsidiaries (the Exxon Mobil entities) concerning the parties' joint ownership of DETM and related affiliates (the Ventures). At issue was a buy-out right provision under the joint venture agreements for these entities. If there is a material business dispute between the parties, which Duke Energy alleged had occurred, the buy-out provision gives Duke Energy the right to purchase Exxon Mobil's 40% interest in DETM. Exxon Mobil does not have a similar right under the joint venture agreements and once Duke Energy exercises the buy-out right, each party has the right to "unwind" the buy-out under certain specific circumstances. In December 2000, Duke Energy exercised its right to buy the Exxon Mobil entities' interest in the Ventures. Duke Energy claimed that refusal by the Exxon Mobil entities to honor the exercise was a breach of the buy-out right provision, and sought specific performance of the provision. Duke Energy also made additional claims against the Exxon Mobil entities for breach of the agreements governing the Ventures. Exxon Mobil also asserted breach of contract claims against Duke Energy.

In December 2002, an arbitration panel issued a binding ruling against Exxon Mobil on its claims against Duke Energy and granted Duke Energy favorable declaratory relief. Duke Energy has terminated the previously exercised buy-out provision.

Trading Matters. Since April 2002, 17 shareholder class action lawsuits have been filed against Duke Energy: 13 in the United States District Court for the Southern District of New York and four in the United States District Court for the Western District of North Carolina. The 13 lawsuits pending in New York were consolidated into one action and included as co-defendants Duke Energy executives and two investment banking firms. In December 2002, the New York court granted in all respects the defendants' motion to dismiss the plaintiffs' claims. The four lawsuits pending in North Carolina name as co-defendants Duke Energy executives. Two of the four North Carolina suits have been consolidated and involve claims under the Employee Retirement Income and Security Act relating to the Company's Retirement Savings Plan. This consolidated action names Duke Energy board members as co-defendants. In addition, Duke Energy has received three shareholder's derivative notices demanding that it commence litigation against named executives and directors of Duke Energy for alleged breaches of fiduciary duties and insider trading. Duke Energy's response to the derivative demands is not required until 90 days after receipt of written notice requesting a response.

The class action lawsuits and the threatened shareholder derivative claims arise out of allegations that Duke Energy improperly engaged in so-called "round-trip" trades which resulted in an alleged overstatement of revenues over a three-year period of approximately $1 billion. The plaintiffs seek recovery of an unstated amount of compensatory damages, attorneys' fees and costs for alleged violations of securities laws. In one of the lawsuits, the plaintiffs assert a common law fraud claim and seek, in addition to compensatory damages, disgorgement and punitive damages. Duke Energy intends to vigorously defend itself and its named executives and board members.

In 2002, Duke Energy responded to information requests and subpoenas from the FERC, the SEC, and the Commodity Futures Trading Commission (CFTC), and to grand jury subpoenas issued by the U.S. Attorney's office in Houston, Texas. All information requests and subpoenas seek documents and information related to trading activities, including so-called "round-trip" trading. Duke Energy received notice in mid-October that the SEC formalized its investigation regarding "round-trip" trading. Duke Energy is cooperating with the respective governmental agencies.

Duke Energy submitted a final report to the SEC based on a review of approximately 750,000 trades made by various Duke Energy subsidiaries between January 1, 1999 and June 30, 2002. Outside counsel conducted an extensive review of trading, accounting, and other records, with the assistance of Duke Energy senior legal, corporate risk management and accounting personnel. Duke Energy identified 28 "round-trip" transactions done for the apparent purpose of increasing volumes on the Intercontinental Exchange and 61 "round-trip" transactions done at the direction of one of Duke Energy's traders that did not have a legitimate business purpose and were contrary to corporate policy.

As a result of the trading review, Duke Energy has taken appropriate disciplinary action and put in place additional risk management procedures to improve and strengthen the oversight and controls of its trading operations. Duke Energy has also reconfirmed to employees that engaging in simultaneous or prearranged transactions that lack a legitimate business purpose, or any trading activities that lack a legitimate business purpose, is against company policy.

As a result of Duke Energy's findings in the course of its investigation related to the SEC inquiry on "round-trip" trades, DENA identified accounting issues that justified adjustments which reduced its EBIT by $11 million during 2002. An additional $2 million charge was recorded in other Duke Energy business segments related to these findings. Duke Energy completed its analysis of such round trip trades in 2002.

On October 25, 2002, the FERC issued a data request to the "Largest North American Gas Marketers, As Measured by 2001 Physical Sales Volumes (Bcf/d)," including DETM. In general, the data request asks for information concerning natural gas price data that was submitted by the gas marketers to entities that publish natural gas price indices. DETM responded to the FERC's data request and also is responding to requests that the CFTC has made for similar information.

Sonatrach. Duke Energy LNG Sales, Inc. (Duke LNG) initiated arbitration proceedings against Sonatrach, the Algerian state-owned energy company, alleging that Sonatrach had breached its obligations by its failure to provide shipping under certain LNG Purchase and Transportation Agreements (the Sonatrach Agreements) relating to Duke LNG's purchase of liquefied natural gas (LNG) from Algeria and its transportation by LNG tanker to Lake Charles, Louisiana. In response to Duke LNG's claims, Sonatrach, together with its LNG sales and marketing subsidiary, Sonatrading Amsterdam B.V. (Sonatrading), have claimed that Duke LNG repudiated the Sonatrach Agreements as a result of, among other things, Duke LNG's alleged failure to diligently seek commitments from customers, and to submit offers to Sonatrading based on such commitments, for the purchase of LNG from Sonatrading. By virtue of Duke LNG's alleged breaches, Sonatrach and Sonatrading seek to terminate the Sonatrach Agreements and to recover damages from Duke LNG. The final evidentiary hearing in the liability phase of this arbitration was concluded in January 2003 in London. Briefing and oral argument on this phase will be completed in March 2003, and a ruling from the panel on issues of liability is expected by late summer 2003. The damages phase for this proceeding will be scheduled following the panel's liability ruling.

Enron Bankruptcy. On December 2, 2001, Enron Corporation and certain of its affiliates filed for relief pursuant to Chapter 11 of the United States Bankruptcy Code in the U.S. Bankruptcy Court for the Southern District of New York. Additional affiliates have filed for bankruptcy since that date. Certain affiliates of Duke Energy engaged in transactions with various Enron entities prior to the bankruptcy filings. DETM was a member of the Official Committee of Unsecured Creditors in the bankruptcy cases which are being jointly administered but, as of February 2003, DETM resigned from the Offical Committee of Unsecured Creditors in the Enron bankruptcy case. Duke Energy has taken a reserve to offset its exposure to Enron.

In mid-November 2002, various Enron trading entities demanded payment from DETM and Duke Energy Merchants, L.L.C. (DEM) for certain energy commodity sales transactions without regard to the set off rights of DETM and DEM and demanded that DETM detail balances due under certain master trading agreements without regard to the set-off rights of DETM. On December 13, 2002, DETM and DEM filed an adversary proceeding against Enron Corporation and certain of its affiliates (collectively Enron), seeking, among other things, a declaration affirming each plaintiff's right to set off its respective debts to Enron. The complaint alleges that the Enron affiliates were operated by Enron Corporation as its alter ego and as components of a single trading enterprise and that DETM and DEM should be permitted to exercise their respective rights of mutual set-off against the Enron trading enterprise under the Bankruptcy Code. The complaint also seeks the imposition of a constructive trust so that any claims by Enron against DETM or DEM are subject to the respective set off rights of DETM and DEM. Enron's has filed its response asserting that DETM and DEM are not entitled to the requested relief.

Duke Energy and its subsidiaries are involved in other legal, tax and regulatory proceedings before various courts, regulatory commissions and governmental agencies regarding performance, contracts, royalty disputes, mismeasurement and mispayment claims (some of which are brought as class actions), and other matters arising in the ordinary course of business, some of which involve substantial amounts. Management believes that the final disposition of these proceedings will have no material adverse effect on consolidated results of operations, cash flows or financial position.

Impairment Charges and Other Matters

In response to the downturn in the energy merchant sector, and overall sluggish economy in 2002, Duke Energy has taken steps to cut costs and downsize our business. Duke Energy recorded asset impairment charges in 2002 of almost $500 million in our energy services businesses due to our revised outlook of the markets and Duke Energy's decision to abandon certain projects and suspend others. These charges included goodwill impairment, site development cost write-offs, technology system write-off, plant impairment and turbine write-offs and were calculated applying generally accepted accounting principles, primarily SFAS 142 and SFAS 144.

During 2002, Field Services also recorded, as part of its internal review of balance sheet accounts, approximately $52 million of charges in the following five categories: operating expense accruals; gas inventory adjustments; gas imbalances; joint venture and investment account reconciliation; and other balance sheet accounts. Approximately $37 million of these charges are corrections of errors from prior years which are immaterial to Duke Energy's reported results. This review of balance sheet accounts is complete. Additionally, Field Services recorded impairment charges of $28 million for certain operating assets in accordance with SFAS 144.

During 2002, Duke Energy reduced its workforce to align the business with current market conditions. Duke Energy recorded charges totaling approximately $100 million related to these reductions. The charges were recorded consistent with applicable accounting rules including EITF 94-3, "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (Including Certain Cost Incurred in a Restructuring)" and SFAS No. 112, "Employers' Accounting for Postemployment Benefits - An Amendment of FASB Statements No. 5 and 43)."